----------------------------------------

                           PRO FORMA VALUATION UPDATE
                           PHSB FINANCIAL CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                            PEOPLES HOME SAVINGS BANK


                           Beaver Falls, Pennsylvania

                                   Dated as of
                                October 12, 2001

                    ----------------------------------------





                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

                                                                October 12, 2001



Boards of Trustees
  PHS Bancorp, Inc.
  Peoples Home Savings Bank
Board of Directors
  PHS Bancorp, Inc.
744 Shenango Road
Beaver Falls, Pennsylvania  15010

Members of the Boards:

         We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued by PHSB Financial Corporation, Beaver Falls, Pennsylvania ("PHSB Financial" or the "Holding Company") in connection with the mutual-to-stock conversion of PHS Bancorp, M.H.C. (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 60.01 percent of the common stock of PHS Bancorp, Inc. (the "MHC Shares"), the mid-tier holding company for Peoples Home Savings Bank, Beaver Falls, Pennsylvania ("Peoples Home" or the "Bank"). The remaining 39.99 percent of PHS Bancorp, Inc.'s common stock is owned by public stockholders. PHS Bancorp, Inc., organized in 1998, owns 100 percent of the outstanding common stock of Peoples Home. It is our understanding that PHSB Financial will offer a portion of its stock, representing the majority ownership interest held by the MHC, to eligible account holders, the Holding Company's ESOP, supplemental eligible account holders, other members of the local community and the public at large (the Subscription and Community offerings).

         This updated appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof. Our original appraisal report, dated August 24, 2001 (the "Original Appraisal") is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

                  On August 16, 2001, the Boards of Trustees of the MHC and the Bank and the Board of Directors of PHS Bancorp, Inc. adopted a plan of conversion pursuant to which the MHC will be converted from a state-chartered mutual holding company to a full stock corporation, PHSB Financial, a Pennsylvania corporation. All of the capital stock of Peoples Home will be held by PHSB Financial after the conversion. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the MHC's

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 2


ownership  interest in PHS Bancorp,  as adjusted.  The
Holding Company will also issue shares of its common stock to the public stockholders of PHS Bancorp, Inc. pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage, as adjusted, of the newly issued PHSB Financial common stock as owned immediately prior to the conversion. As required by FDIC policy, this aggregate public stockholder percentage ownership is adjusted to account for the amount of net assets contributed to the Holding Company by the MHC. As of September 30, 2001, after adjusting for the $2.76 million of net assets held by the MHC for the benefit of depositors, the MHC's adjusted ownership interest was 62.94 percent and the ownership interest held by public shareholders was 37.06 percent.

         This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in PHS Bancorp, Inc.'s financial condition, including financial data through September 30, 2001; and, (2) a review of stock market conditions since the date of the Original Appraisal.

         The estimated pro forma market value is defined as the price at which the Holding Company's common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations
-------------------------------------

         1.       Financial Results
                  -----------------

                  Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2001 and updated financial information through September 30, 2001. The overall composition of the Holding Company's September 30, 2001 balance sheet was comparable to the June 30, 2001 balance sheet, with the Holding Company posting an increase in assets during the quarter. Updated reported earnings for the Holding Company were essentially identical.

RP Financial, LC.
Board of Directors
October 12, 2001
Page 3


                                     Table 1
                                PHS Bancorp, Inc.
                              Recent Financial Data

                                             At June 30, 2001      At Sept. 30, 2001
                                                Amount           Assets                Amount         Assets
                                                ------           ------                -------        ------
                                                 ($000)             (%)                 ($000)         (%)
Balance Sheet Data
Total assets                                     $282,906         100.0%               $288,622        100.0%
Cash and investment securities                     52,607          18.6                  56,532         19.6
Mortgage-backed securities                         95,450          33.7                  90,636         31.4
Loans, net                                        127,692          45.1                 134,342         46.6
Deposits                                          201,250          71.1                 206,581         71.6
Borrowings                                         50,247          17.8                  49,235         17.1
Total equity                                       29,269          10.4                  30,762         10.7
AFS Adjustment                                        525           0.2                   1,633          0.6


                                                  12 Months Ended                       12 Months Ended
                                                   June 30, 2001                        Sept. 30, 2001
                                                   -------------                        --------------
                                                 Amount       Avg. Assets              Amount      Avg. Assets
                                                -------       -----------              -------     -----------
                                                  ($000)              (%)               ($000)             (%)
Summary Income Statement
Interest income                                   $19,236           7.02%               $19,328          6.88%
Interest expense                                  (10,692)         (3.90)               (10,715)        (3.82)
                                                  --------         ------               --------        ------
  Net interest income                               8,544           3.12                  8,613          3.07
Provision for losses                                 (540)         (0.20)                  (520)        (0.19)
                                                     -----         ------                  -----        ------
  Net interest income after provision               8,004           2.92                  8,093          2.88

Other operating income                                905           0.33                    910          0.32
Non-interest operating expense                     (6,125)         (2.23)                (6,157)        (2.19)
                                                   -------         -----                 -------        ------
  Net operating income                              2,784           1.02                  2,846          1.01

Non-operating income
Net gain(loss) on sale of securities                   65           0.02                     58          0.02

Income before taxes                                 2,849           1.04                  2,904          1.03
Income taxes                                         (702)         (0.26)                  (758)        (0.27)
                                                     -----         ------                  -----        ------
Net income                                         $2,147           0.78                 $2,146          0.76%

Sources: PHS Bancorp's prospectus, audited and unaudited financial statements, and RP Financial calculations.

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 4


                  PHS Bancorp's total assets increased by $5.7 million, or 2.0 percent, from June 30, 2001 to September 30, 2001, which was supported by growth in loans receivable. The loans receivable balance increased from $127.7 million to $134.3 million, or 5.2 percent, during the three months ended September 30, 2001. Comparatively, an increase was exhibited in cash and investments from June 30, 2001 to September 30, 2001, while balances of mortgage-backed securities declined. Overall, the concentration of loans receivable comprising total assets increased from 45.1 percent to 46.6 percent as of June 30, 2001 and September 30, 2001, respectively. Over the same time period, the Holding Company's ratio of cash and investments as percent of assets increased from 18.6 percent to 19.6 percent, while mortgage-backed securities declined from 33.7 percent to 31.4 percent. Updated credit quality measures continued to indicate that the PHS Bancorp' overall credit quality remained favorable, as non-performing assets remained relatively low at 0.19 percent of assets at September 30, 2001, an increase from 0.18 percent of assets at June 30, 2001.

                  Asset growth was funded by deposits and increases in equity, which funded a decline in borrowings as well. Accordingly, the Holding Company's updated funding composition exhibited a shift towards a higher concentration of deposits, as deposits equaled 71.1 percent and 71.6 percent of assets as of June 30, 2001 and September 30, 2001, respectively. Comparatively, the Holding Company's borrowings declined from 17.8 percent of assets at June 30, 2001 to
17.1 percent of assets at September 30, 2001. Capital growth outpaced the Holding Company's asset growth, as PHS Bancorp's updated equity-to-assets ratio of 10.7 percent was higher than the September 30, 2000 ratio of 10.4 percent. The growth in capital was primarily supported by an increase in the gain maintained in the accumulated other comprehensive income account, reflecting the favorable impact that the decline in interest rates had on investment securities maintained as available for sale. The accumulated other comprehensive gain balance, net of taxes, increased from $525,000 as of June 30, 2001 to $1,633,000 as of September 30, 2001. Capital growth for the quarter was also realized from the retention of earnings and declines in benefit plan contra-equity accounts.

                  PHS Bancorp's operating results for the twelve months ended June 30, 2001 and September 30, 2001 are also set forth in Table 1. The Holding Company's reported earnings of 0.76 percent of average assets for the twelve months ended September 30, 2001 was comparable to the 0.78 percent of average assets recorded for the twelve months ended June 30, 2001. On a core earnings basis, the Holding Company's updated earnings for the twelve months ended September 30, 2001 were comparable to core earnings posted for the twelve months ended June 30, 2001, with net interest income and operating expenses remaining the two dominant components of PHS Bancorp's core earnings.

                  PHS Bancorp's updated net interest income to average assets ratio was lower, decreasing from 3.12 percent to 3.07 percent for the twelve months ended June 30, 2001 and September 30, 2001, respectively. The decrease in the net interest income ratio was the result of a larger decrease in the interest income ratio compared to the interest expense ratio.

RP Financial, LC.
Board of Directors
October 12, 2001
Page 5


                  Operating expenses as a percent of average assets exhibited a decrease in the Holding Company's updated earnings, as growth in assets outpaced PHS Bancorp's operating expense growth rate, however the overall level of operating expenses has remained relatively constant. Overall, PHS Bancorp's lower net interest income and operating expense ratios translated into a stable updated expense coverage ratio (net interest income divided by operating expenses) of 1.40 times, equal to the comparable ratio of 1.40 times recorded for the twelve months ended June 30, 2001.

                  Non-interest operating income remained relatively stable as a percent of average assets, equaling 0.33 percent and 0.32 percent of average assets for the twelve months ended June 30, 2001 and September 30, 2001, respectively. Accordingly, when factoring non-interest operating income into core earnings, the Holding Company's updated efficiency ratio (operating expenses, net of goodwill amortization, as a percent of net interest income and non-interest operating income) was similar for both the twelve months ended June 30, 2001 and September 30, 2001, at 64.6 percent.

                  Gains realized from the sale of investments also remained stable and at minimal levels of 0.02 percent of average assets for the twelve months ended June 30, 2001 and September 30, 2001. As noted in the Original
Appraisal, due to the minimal level of such gains, the Holding Company's reported earnings were used as the recurring or core earnings base for valuation purposes.

                  Loan loss provisions established by the Holding Company decreased from 0.20 percent of average assets for the twelve months ended June 30, 2001 to 0.19 percent of average assets for the twelve months ended September 30, 2001. The slightly lower level of loss provisions reflected in the Holding Company's updated earnings reflected continued strong asset quality. As of September 30, 2001, the Holding Company maintained valuation allowances of $1.453 million, equal to 1.08 percent of net loans receivable and 264.1 percent of non-performing assets.

         2.       Stock Market Conditions
                  -----------------------

                  Since the date of the Original Appraisal, August 24, 2001, the performance of the overall stock market has generally been unfavorable. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2 percent was the slowest growth in eight years served to continue a sell-off in the stock market in late-August. The stock market continued to slump in early-September, as the sharp increase in the August unemployment rate sparked a broad-based sell-off.

                  On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 6


losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nations' weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the Dow Jones Industrial Average ("DJIA") dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Although there was significant volatility, the DJIA gained 7.4 percent for the week ended September 28, 2001, as the federal government announced plans for an economic infusion of up to $100 billion in the form of tax cuts and additional spending. Uncertainty continued as there were a large number of announcements of layoffs and lowered earnings expectations. Many government and private sources were predicting that the economy would fall into an official recession in late 2001 and early 2002.

                  The Fed cut interest rates by another one half of one percent in early October, attempting to provide further stimulus to the nation's economy, and stocks climbed during the first half of October due to a calm reaction to the United States military action against Afghanistan and certain positive statements from technology leaders such as Dell and Cisco Systems. Positive news of lower oil prices and a general unity among world wide nations against terrorism appeared to calm the major stock markets world wide. On October 12, 2001, the DJIA closed at 9344.16 or 10.35 percent lower since the date of Original Appraisal and the NASDAQ closed at 1703.40 or 11.13 percent lower since the date of the Original Appraisal.

                  Since the date of the Original Appraisal, the market for thrift issues has generally followed the broader market. Similar to weakness in the overall market, the SNL Index for all publicly-traded thrifts declined by more than 5.0 percent in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift ARM lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

                  In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Conversely, thrift stocks rose sharply in the last week in September as investors both reacted to the second 0.50 percent rate cut by the Federal Reserve, and found financial institution stocks to be a "safe haven" compared to other economic sectors that could be hurt by the September 11 action and overall economic weakness. For the first half of October, thrift stocks traded within a

RP Financial, LC.
Board of Directors
October 12, 2001
Page 7


relatively narrow range as the market began to absorb post-September 11 economic data released by the federal government. On October 12, 2001, the SNL Index for all publicly-traded thrifts closed at 940.3, a decline of 3.3 percent since the date of the Original Appraisal.

                  In comparison to the 3.3 percent  decline in the SNL Index for all publicly-traded thrifts, the pricing measures for all publicly-traded thrifts declined by approximately 5 percent since the Original Appraisal date. The Peer Group's pricing measures declined by an even greater amount, between 7 and 11 percent, since the date of the Original Appraisal. The more favorable performances reflected in the pricing measures for the SNL Index, as compared to the Peer Group and all publicly-traded thrifts, suggests that small capitalization issues underperformed the large capitalization issues since the Original Appraisal date. In particular, the pricing measures shown for the Peer Group and all publicly-traded thrifts are based on absolute averages and, thus, the market performance of each of the companies comprising the pricing measure averages have an equal impact on the calculation of the averages. Comparatively, the SNL Index is a market capitalization weighted index, which results in the larger market capitalization issues having a more significant impact on the performance of the SNL Index. Consistent with the Original Appraisal, the Peer Group's pricing characteristics reflected a lower P/B ratio and a similar P/E multiple relative to the comparable averages for all publicly-traded thrifts. Since the date of the Original Appraisal, ten of the twelve Peer Group companies were trading at lower prices as of October 12, 2001. A comparative pricing analysis of all publicly-traded thrifts and Peer Group is shown in Table 2, based on market prices as of August 24, 2001 and October 24, 2001.

                  As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 8



                                     Table 2
                           PHSB Financial Corporation
                         Median Pricing Characteristics

                                     At Aug.24,     At Oct. 12,          %
                                       2001           2001            Change
                                     --------       --------          ------
Peer Group
Price/Earnings (x)                      13.32x           12.28x        (7.8)%
Price/Core Earnings (x)                 14.27            12.69        (11.1)
Price/Book (%)                         104.52%           96.33%        (7.8)
Price/Tangible Book(%)                 106.73            99.26         (7.0)
Price/Assets (%)                        13.42            12.19         (9.2)
Avg. Mkt. Capitalization ($Mil)        $58.89           $54.08         (8.2)

All Publicly-Traded  Thrifts
Price/Earnings (x)                      14.01x           13.36x        (4.6)%
Price/Core Earnings (x)                 15.11            14.69         (2.8)
Price/Book (%)                         111.90%          105.98%        (5.3)
Price/Tangible Book(%)                 116.67           109.80         (5.9)
Price/Assets (%)                        11.23            10.47         (6.8)
Avg. Mkt. Capitalization ($Mil)       $242.90          $240.97         (0.8)

                  Since the date of the Original Appraisal, there has been limited activity with respect to thrift conversion offerings being completed. As shown in Table 3, only one standard conversion offering has been completed during the past three months. This conversion, PFS Bancorp, Inc. of Aurora, Indiana, was completed on October 12, 2001, so there is only first day trading data available. The pro forma price/tangible book and core price/earnings ratios of PFS Bancorp, Inc. at the closing of the offering equaled 57.7 percent and
14.7 times, respectively. At the close of the first day of trading, PFS Bancorp, Inc.'s stock traded up by 21.5 percent, to $12.15, to a trading level of approximately 70 percent of book value. No second step conversions offering have been completed during the past three months, which would be considered to be more relevant for purposes of PHS Bancorp's pro forma pricing. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. As noted in the Original Appraisal, we believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks.

                  As set forth in the Original Appraisal, RP Financial's analysis of stock market conditions also considered recent trading activity in PHS Bancorp's stock. From the Original Appraisal date of August 24, 2001 to October 12, 2001, the Holding Company's stock price decreased from $18.00 per share to $16.00 per share, a decrease of 11.11 percent.

RP Financial, LC.
Page 9


                                    Table 3*

                Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)




* NOT FILED - In Accordance with Rule 202 of Regulation S-T

RP Financial, LC.
Board of Directors
October 12, 2001
Page 10


Summary of Adjustments
----------------------

                  In the original appraisal, we made the following adjustments to PHS Bancorp's pro forma value based upon our comparative analysis to the Peer
Group:

                                     Table 4
                           PHSB Financial Corporation
                              Valuation Adjustments

                                                              Previous Valuation
 Key Valuation Parameters:                                        Adjustment
 -------------------------                                        ----------

 Financial Condition                                           No Adjustment
 Profitability, Growth and Viability of Earnings               Moderate Downward
 Asset Growth                                                  Slight Downward
 Primary Market Area                                           Moderate Downward
 Dividends                                                     No Adjustment
 Liquidity of the Shares                                       No Adjustment
 Marketing of the Issue                                        Slight Downward
 Management                                                    No Adjustment
 Effect of Government Regulations and Regulatory Reform        No Adjustment


                  The factors concerning the valuation parameters of asset growth, primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

                  In terms of financial condition, the Holding Company's and the Peer Group's overall balance sheet characteristics remained comparable and, thus, no adjustment remained appropriate for PHS Bancorp's financial condition. The Holding Company's pro forma earnings continued to reflect less favorable core earnings strength compared to the Peer Group's earnings, as indicated by the Holding Company's less favorable expense coverage and efficiency ratios. The relative differences between the Holding Company's and Peer Group's updated core earnings measures also reflected little change from the Original Appraisal. Also consistent with the Original Appraisal, the Holding Company's less favorable earnings strength continued to be indicated by its lower pro forma return on equity. Accordingly, on the basis of the Peer Group's stronger core earnings, a moderate downward adjustment remained appropriate for the quality, predictability and growth of the Holding Company's earnings relative to the Peer Group's.


                  The market for all stocks in general, and thrift stocks in particular, were lower since the date of the Original Appraisal, as indicated by the decline recorded in the major market indices, and the SNL Index for all publicly-traded thrifts. Comparatively, the pricing measures for the Peer Group and for all publicly-traded thrifts were also lower since the date of the

RP Financial, LC.
Board of Directors
October 12, 2001
Page 11



Original Appraisal. Activity in the new issue market has been limited, as only one conversion offering has been completed during the past three months. We have also considered the decrease in the trading price of PHS Bancorp's stock since the date of the Original Appraisal. Accordingly, a slight downward valuation adjustment continued to be applied for marketing of the issue in this updated appraisal.


                            * * * * * * * * * * * * *


                  Overall, taking into account the foregoing factors, particularly the decline in market value of the Peer Group companies, we believe that a decrease in the Holding Company's estimated pro market value as set forth in the Original Appraisal is appropriate.


Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing PHS Bancorp' to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, the valuation parameters for the reinvestment rate, effective tax rate and stock benefit plan assumptions utilized in the Original Appraisal did not change in this update. Offering expenses were also revised to be consistent with the offering expenses that are set forth in the prospectus.

         In addition, as was done in the Original Appraisal, we have considered the FDIC policy with regard to adjusting the minority ownership interest in a second step conversion. Pursuant to FDIC policy, the minority ownership interest is required to be adjusted pursuant to a two-step process to reflect the cumulative dividends waived by the MHC and the net assets held by the MHC solely for the benefit of the MHC's members. The MHC has never waived any dividends, but has $2.8 million of net assets held at the MHC level. The effect of applying the FDIC policy has been to decrease the minority ownership percentage from a current level of 39.99 percent to an adjusted 37.06 percent (see Exhibit 1). As a result of this adjustment, the MHC's ownership interest will be increased to
62.94 percent from 60.01 percent.

         Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed conversions, including principally the P/B approach which (as discussed in the original appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 12



         RP Financial also considered the decrease in the trading price of PHS Bancorp's stock from $18.00 per share as of August 24, 2001 to $16.00 per share as of October 12, 2001, but this factor was discounted somewhat given the different characteristics of the minority shares versus the shares following the second-step conversion.

         Based on the foregoing, we have concluded that a decrease in PHS Bancorp's value is appropriate. Therefore, as of October 12, 2001, the aggregate pro forma market value of PHS Bancorp's conversion stock has been decreased from $40,623,984 to $37,734,350 at the midpoint of the valuation range. The midpoint and resulting valuation range is based on the sale of a 62.94 percent ownership interest to the public, which provides for a $23,750,000 offering at the midpoint value, in comparison to a $25,000,000 offering value as concluded in the Original Appraisal.

         The Holding Company will adopt Statement of Position ("SOP" 93-6) which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Holding Company's shareholders. However, we have considered the impact of the Holding Company's adoption of SOP 93-6 in the determination of PHS Bancorp's pro forma market value.

          1. P/E Approach. In applying the P/E approach, RP Financial's valuation conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax earnings benefit from reinvestment of net stock proceeds. The Holding Company's reported earnings equaled $2.147 million for the twelve months ended September 30, 2001. For deriving PHS Bancorp's core earnings, the most recent twelve month period did not contain material amounts of non-recurring income or expense items, and therefore, core earnings were assumed to equal reported earnings. (Note: see Exhibit 2 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

               Based on PHS Bancorp's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Holding Company's reported and core P/E multiples at the $37.7 million midpoint value equaled 15.6 times. The Holding Company's updated reported and core P/E multiples provided for premiums of 27.0 percent and 22.9 percent relative to the Peer Group's median reported and core P/E multiples of 12.28 times and 12.69 times, respectively (versus premiums of 25.2 percent and 16.8 percent relative to the Peer Group's median reported and core P/E multiples as indicated in the Original Appraisal). The implied premiums reflected in the Holding Company's pro forma reported and core P/E multiples take into consideration the discount implied for the Holding Company's pro forma P/B ratio. See Exhibit 3 for thrift industry stock market pricing ratios and data. The Holding Company's implied conversion pricing ratios relative to the Peer Group's pricing ratios are indicated in Table 5, and the pro forma calculations are detailed in Exhibits 4 and 5.

RP Financial, LC.
Page 13


                                    Table 5*

                             Public Market Pricing
                 PHSB Financial Corp. of PA and the Comparables
                             as of October 12, 2001



* NOT FILED - In Accordance with Rule 202 of Regulation S-T

RP Financial, LC.
Page 14


                                    Table 5*

                             Public Market Pricing
                 PHSB Financial Corp. of PA and the Comparables
                             as of October 12, 2001



* NOT FILED - In Accordance with Rule 202 of Regulation S-T

RP Financial, LC.
Board of Directors
October 12, 2001
Page 15


         2. P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. The Holding Company's pre-conversion book value was adjusted to include $2.8 million of assets held at the MHC level, which will be consolidated with the Holding Company's capital as a result of the conversion. Based on the $37.7 million midpoint value, the Holding Company's P/B and P/TB ratios equaled 70.42 percent, respectively. In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 96.33 percent and 99.26 percent, respectively, PHS Bancorp's updated ratios were discounted by 26.9 percent and 29.1 percent (versus discounts of 25.2 percent and 26.7 percent from the Holding Company's P/B and P/TB ratios as indicated in the Original Appraisal). RP Financial considered such discounts to be reasonable in light of the previously referenced valuation adjustments, the nature of the calculation of the pro forma P/B and P/TB ratios which mathematically results in a discounted ratio to book value and tangible book value, the Holding Company's comparatively lower pro forma core ROE, and the Holding Company's resulting reported and core P/E multiples.

                  In addition to the  fundamental  analysis  applied to the Peer
Group, RP Financial utilized a technical analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket. As indicated in the Original Appraisal, the pricing characteristics of recent standard conversion and second-step offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals). The one standard conversion offering completed within the past three months (PFS Bancorp, Inc. of Aurora, Indiana, converted effected October 12, 2001, and closed at a 70.0 percent P/TB ratio following the first day of trading.

                  3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $37.7 million midpoint value, PHS Bancorp's pro forma P/A ratio equaled 12.16 percent. In comparison to the Peer Group's median P/A ratio of 12.19 percent, PHS Bancorp's P/A ratio indicated a discount of 0.3 percent (versus a discount of 1.0 percent at the midpoint valuation in the Original Appraisal).


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of October 12, 2001, the estimated aggregate pro forma market value of the Holding Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $37,734,350 at the midpoint. Based on this valuation and the approximate 62.94 ownership interest being sold in the public offering, the midpoint value of the Holding Company's stock offering was $23,750,000, equal to 2,375,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering

RP Financial, LC.
Board of Trustees and Directors
October 12, 2001
Page 16


range indicates a minimum offering amount of $20,187,500 and a maximum offering amount of $27,312,500. Based on the $10.00 per share offering price, this valuation range equates to an offering of 2,018,750 shares at the minimum and 2,731,250 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $31,409,375 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares offered of 3,140,938. The pro forma valuation calculations relative to the Peer Group are shown in Table 5 and are detailed in Exhibits 4 and Exhibit 5.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Holding Company's common stock for newly issued shares of PHS Bancorp stock as a fully converted company. The Board of Directors of PHS Bancorp, M.H.C. has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in PHS Bancorp equal to 62.94 percent as of September 30, 2001. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of PHS Bancorp will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 5, the exchange ratio for the minority shareholders would be 1.17504 shares, 1.38240 shares, 1.58976 shares and 1.82822 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.


                                                     Respectfully submitted,

                                                     RP FINANCIAL, LC.



                                                     /s/William E. Pommerening
                                                     ---------------------------
                                                     William E. Pommerening
                                                     Chief Executive Officer



                                                     /s/James J. Oren
                                                     ---------------------------
                                                     James J. Oren
                                                     Senior Vice President

RP Financial, LC.
                                LIST OF EXHIBITS


   Exhibit
   Number                   Description
   ------                   -----------

     1            Adjustment to Minority Ownership Percentage

     2            Peer Group Core Earnings Analysis*

     3            Thrift Industry Stock Prices:  As of October 12, 2001*

     4            Pro Forma Analysis Sheet

     5            Pro Forma Effect of Conversion Proceeds

     6            Firm Qualifications Statement



* NOT FILED - In Accordance with Rule 202 of Regulation S-T

                                    EXHIBIT 1
                           PHSB Financial Corporation
                   Adjustment to Minority Ownership Percentage
                             As of October 12, 2001

        RP Financial, LC

                                    Exhibit 1
           IMPACT OF MHC ASSETS/WAIVED DIVIDENDS ON MINORITY OWNERSHIP
                  PHS Bancorp, Inc., Beaver Falls, Pennsylvania
                            As of September 30, 2001
                     Financial Data as of September 30, 2001

           Mid-Tier Stockholders' Equity @9/30/01                               $30,762,174   (BOOK)
           Aggregate Dividends Waived by MHC @9/30/01                                    $0   (DIVIDENDS)
           Minority Ownership Interest @9/30/01                                       39.99%  (PCT)
           Pro Forma Market Value (Rounded)                                     $37,734,350   (VALUE)
           MV of Assets of MHC @9/30/01 (Other than Stock in Bank)               $2,764,718   (MHC ASSETS) (1)

           Two Step Calculation
                                                                                (BOOK - DIVIDENDS) x PCT
           Step I -- to Account for Waiver of Dividends  =                              (BOOK)

                                                         =                            39.99%

                                                                                (VALUE - MHC ASSETS) x Step I
           Step II -- to Account for MHC Assets          =                              (VALUE)

                                                         =                           37.060%
                                                                                     ======

          (1) Net assets at MHC level at September 30, 2001, less aggregate dividends not waived.

        Minority Ownership Calculation
        ------------------------------
           MHC Shares @9/30/01                1,518,000                 60.01%
           Public Shares @9/30/01             1,011,600                 39.99%
                                             ----------                ------
           Total Shares                       2,529,600                100.00%


                                    EXHIBIT 4
                           PHSB Financial Corporation
                            Pro Forma Analysis Sheet

                                    EXHIBIT 4
                            PRO FORMA ANALYSIS SHEET
                  PHS Bancorp, Inc., Beaver Falls, Pennsylvania
                          Prices as of October 12, 2001

                                                           Peer Group      Pennsylvania Companies           All Public
                                                         ---------------   ----------------------     ---------------------
Valuation Midpoint Pricing Multiple Symbol  Subject (1)    Mean   Median      Mean       Median            Mean    Median
-----------------------------------------  -----------     ----   ------      ----       ------            ----    ------
Price-earnings multiple    =         P/E      15.59 x     13.66x  12.28x    12.29x       11.62x          14.54x    13.36x
Price-core earnings multipl=         P/CE     15.59 x     13.93x  12.69x    12.79x       11.74x          15.63x    14.69x
Price-book ratio           =         P/B      70.42%      96.46%  96.33%   103.86%       99.90%         112.16%   105.98%
Price-tangible book ratio  =         P/TB     70.42%      97.68%  99.26%   121.22%      109.00%         120.66%   109.80%
Price-assets ratio         =         P/A      12.16%      11.72%  12.19%     7.92%        7.74%          11.60%    10.47%


Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)        $2,146,629     ESOP Stock Purchases (E)              8.00% (4)
Pre-Conversion Core Earnings       $2,146,629     Cost of ESOP Borrowings (S)           0.00%
Pre-Conversion Book Value (B)     $33,526,892     ESOP Amortization (T)                10.00 years
Pre-Conv. Tang. Book Value (B)    $33,526,892     Stock Programs Amount (M)             4.00%
Pre-Conversion Assets (A)        $290,205,020     Stock Programs Vesting (N)            5.00 years (4)
Reinvestment Rate (2)(R)                 2.79%    Percentage Sold (PCT)                62.94%
Est. Conversion Expenses (3)(X)          3.55%    Fixed Expenses                    $500,000
Tax rate (TAX)                          25.00%    Variable Expenses                     1.60%
Price/Share                            $10.00     Insider Purchases                 $355,000

Calculation of Pro Forma Value After Conversion

1.    V=           P/E * (Y)                                       V=       $37,734,350
       --------------------------------------------------------
       1 - P/E * PCT * ((1-X-E-M)*R - (1-TAX)*E/T - (1-TAX)*M/N)

2.    V=           P/B  *  B                                       V=       $37,734,350
      ---------------------------------------
         1 - P/B * PCT * (1-X-E-M)

3.    V=           P/A * A                                         V=       $37,734,350
       ---------------------------
         1 - P/A * PCT * (1-X-E-M)
                                                            Full           Full
                        Gross         Exchange        Conversion     Conversion     2nd Step     Exchange
Conclusion             Proceeds        Ratio               Value         Shares       Shares      Shares
-----------            --------        -------             -----         ------       ------      ------
Minimum                $20,187,500     1.17504       $32,074,198      3,207,420    2,018,750    1,188,670
Midpoint               $23,750,000     1.38240       $37,734,350      3,773,435    2,375,000    1,398,435
Maximum                $27,312,500     1.58976       $43,394,503      4,339,450    2,731,250    1,608,200
Supermaximum           $31,409,375     1.82822       $49,903,678      4,990,368    3,140,938    1,849,430


-------------------------------------------------------------
(1)  Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 3.72 percent, and a tax rate of 25 percent.
(3)  Estimated offering expenses at midpoint of the offering.
(4) ESOP amortizes over 10 years, stock programs amortize over 5 years, amortization expenses tax effected at 25 percent.

                                    EXHIBIT 5
                           PHSB Financial Corporation
                     Pro Forma Effect of Conversion Proceeds

                                    Exhibit 5
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Peoples Home Savings Bank
                           At the Minimum of the Range


        1.   Conversion Proceeds
             Full Conversion Value                                                                            $32,074,198
             Exchange Ratio                                                                                       1.17504

             Offering Proceeds                                                                                $20,187,500
                Less: Estimated Offering Expenses                                                                 791,480
                                                                                                                  -------
             Net Conversion Proceeds                                                                          $19,396,020


        2.   Estimated Additional Income from Conversion Proceeds

             Net Conversion Proceeds                                                                          $19,396,020
                 Less: Non-Cash Stock Purchases (1)                                                             2,422,500
                                                                                                                ---------
             Net Proceeds Reinvested                                                                          $16,973,520
             Estimated net incremental rate of return                                                               2.79%
                                                                                                                    -----
             Earnings Increase                                                                                   $473,561
                 Less: Estimated cost of ESOP borrowings                                                                0
                 Less: Amortization of ESOP borrowings                                                            121,125
                 Less: Stock Programs Vesting (2)                                                                 121,125
                                                                                                                  -------
             Net Earnings Increase                                                                               $231,311

                                                                                              Net
                                                                          Before            Earnings            After
        3.   Pro Forma Earnings                                         Conversion          Increase          Conversion
                                                                        ----------          --------          ----------

             12 Months ended Sept. 30, 2001 (reported)                  $2,146,629          $231,311           $2,377,940
             12 Months ended Sept. 30, 2001 (core)                      $2,146,629          $231,311           $2,377,940

                                                                          Before            Net Cash            After
        4.   Pro Forma Net Worth                                        Conversion          Proceeds          Conversion
                                                                        ----------          --------          ----------

             Sept. 30, 2001                                            $33,526,892       $16,973,520          $50,500,412
             Sept. 30, 2001 (Tangible)                                 $33,526,892       $16,973,520          $50,500,412

                                                                          Before            Net Cash            After
        5.   Pro Forma Assets                                           Conversion          Proceeds          Conversion
                                                                        ----------          --------          ----------

             Sept. 30, 2001                                           $290,205,020       $16,973,520         $307,178,540


(1) Includes ESOP stock purchases equal to 8.0 percent of the second step offering and stock program purchases equal to 4.0 percent of the second step offering.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings amortized over 10 years, amortization expense tax-effected at a 25% rate.
(4) Stock programs amortized over 5 years, and amortization expense is tax effected at 25 percent.

                                    Exhibit 5
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Peoples Home Savings Bank
                          At the Midpoint of the Range

        1.   Conversion Proceeds
             Full Conversion Value                                                                                    $37,734,350
             Exchange Ratio                                                                                               1.38240

             Offering Proceeds                                                                                        $23,750,000
                 Less: Estimated Offering Expenses                                                                        843,920
                                                                                                                          -------
             Net Conversion Proceeds                                                                                  $22,906,080


        2.   Estimated Additional Income from Conversion Proceeds

             Net Conversion Proceeds                                                                                  $22,906,080
                 Less: Non-Cash Stock Purchases (1)                                                                     2,850,000
                                                                                                                        ---------
             Net Proceeds Reinvested                                                                                  $20,056,080
             Estimated net incremental rate of return                                                                       2.79%
                                                                                                                            -----
             Earnings Increase                                                                                           $559,565
                 Less: Estimated cost of ESOP borrowings                                                                        0
                 Less: Amortization of ESOP borrowings                                                                    142,500
                 Less: Stock Programs Vesting (2)                                                                         142,500
                                                                                                                          -------
             Net Earnings Increase                                                                                       $274,565

                                                                                                  Net
                                                                          Before               Earnings                    After
        3.   Pro Forma Earnings                                         Conversion             Increase                 Conversion
                                                                        ----------             --------                 ----------
             12 Months ended Sept. 30, 2001 (reported)                  $2,146,629             $274,565                  $2,421,194
             12 Months ended Sept. 30, 2001 (core)                      $2,146,629             $274,565                  $2,421,194

                                                                          Before               Net Cash                   After
        4.   Pro Forma Net Worth                                        Conversion             Proceeds                 Conversion
                                                                        ----------             --------                 ----------

             Sept. 30, 2001                                            $33,526,892          $20,056,080                 $53,582,972
             Sept. 30, 2001 (Tangible)                                 $33,526,892          $20,056,080                 $53,582,972

                                                                          Before               Net Cash                    After
        5.   Pro Forma Assets                                           Conversion             Proceeds                 Conversion
                                                                        ----------             --------                 ----------

             Sept. 30, 2001                                           $290,205,020          $20,056,080                $310,261,100


(1) Includes ESOP stock purchases equal to 8.0 percent of the second step offering and stock program purchases equal to 4.0 percent of the second step offering.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings amortized over 10 years, amortization expense tax-effected at a 25% rate.
(4) Stock programs amortized over 5 years, and amortization expense is tax effected at 25 percent.

                                    Exhibit 5
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Peoples Home Savings Bank
                           At the Maximum of the Range


        1.   Conversion Proceeds
             Full Conversion Value                                                                          $43,394,503
             Exchange Ratio                                                                                     1.58976

             Offering Proceeds                                                                              $27,312,500
                 Less: Estimated Offering Expenses                                                              896,360
                                                                                                                -------
             Net Conversion Proceeds                                                                        $26,416,140


        2.   Estimated Additional Income from Conversion Proceeds

             Net Conversion Proceeds                                                                        $26,416,140
                 Less: Non-Cash Stock Purchases (1)                                                           3,277,500
                                                                                                              ---------
             Net Proceeds Reinvested                                                                        $23,138,640
             Estimated net incremental rate of return                                                             2.79%
                                                                                                                  -----
             Earnings Increase                                                                                 $645,568
                 Less: Estimated cost of ESOP borrowings                                                              0
                 Less: Amortization of ESOP borrowings                                                          163,875
                 Less: Stock Programs Vesting (2)                                                               163,875
                                                                                                                -------
             Net Earnings Increase                                                                             $317,818


                                                                                             Net
                                                                         Before            Earnings             After
        3.   Pro Forma Earnings                                        Conversion          Increase           Conversion
                                                                       ----------          --------           ----------

             12 Months ended Sept. 30, 2001 (reported)                 $2,146,629          $317,818            $2,464,447
             12 Months ended Sept. 30, 2001 (core)                     $2,146,629          $317,818            $2,464,447

                                                                         Before            Net Cash              After
        4.   Pro Forma Net Worth                                       Conversion          Proceeds           Conversion
                                                                       ----------          --------           ----------

             Sept. 30, 2001                                           $33,526,892       $23,138,640           $56,665,532
             Sept. 30, 2001 (Tangible)                                $33,526,892       $23,138,640           $56,665,532

                                                                         Before            Net Cash              After
        5.   Pro Forma Assets                                          Conversion          Proceeds            Conversion
                                                                       ----------          --------            ----------

             Sept. 30, 2001                                          $290,205,020       $23,138,640          $313,343,660


(1) Includes ESOP stock purchases equal to 8.0 percent of the second step offering and stock program purchases equal to 4.0 percent of the second step offering.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings amortized over 10 years, amortization expense tax-effected at a 25% rate.

(4) Stock programs amortized over 5 years, and amortization expense is tax effected at 25 percent.

                                    Exhibit 5
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Peoples Home Savings Bank
                            At the Supermaximum Value

        1.   Conversion Proceeds
             Full Conversion Value                                                                             $49,903,678
             Exchange Ratio                                                                                        1.82822

             Offering Proceeds                                                                                 $31,409,375
                 Less: Estimated Offering Expenses                                                                 956,666
                                                                                                                   -------
             Net Conversion Proceeds                                                                           $30,452,709


        2.   Estimated Additional Income from Conversion Proceeds

             Net Conversion Proceeds                                                                           $30,452,709
                 Less: Non-Cash Stock Purchases (1)                                                              3,769,125
                                                                                                                 ---------
             Net Proceeds Reinvested                                                                           $26,683,584
             Estimated net incremental rate of return                                                                2.79%
                                                                                                                     -----
             Earnings Increase                                                                                    $744,472
                 Less: Estimated cost of ESOP borrowings                                                                 0
                 Less: Amortization of ESOP borrowings                                                             188,456
                 Less: Stock Programs Vesting (2)                                                                  188,456
                                                                                                                   -------
             Net Earnings Increase                                                                                $367,559



                                                                                               Net
                                                                          Before            Earnings                After
        3.   Pro Forma Earnings                                         Conversion          Increase             Conversion
                                                                        ----------          --------             ----------
             12 Months ended Sept. 30, 2001 (reported)                  $2,146,629          $367,559              $2,514,188
             12 Months ended Sept. 30, 2001 (core)                      $2,146,629          $367,559              $2,514,188

                                                                          Before            Net Cash                After
        4.   Pro Forma Net Worth                                        Conversion          Proceeds             Conversion
                                                                        ----------          --------             ----------

             Sept. 30, 2001                                            $33,526,892       $26,683,584             $60,210,476
             Sept. 30, 2001 (Tangible)                                 $33,526,892       $26,683,584             $60,210,476

                                                                          Before            Net Cash                After
        5.   Pro Forma Assets                                           Conversion          Proceeds             Conversion
                                                                        ----------          --------             ----------

             Sept. 30, 2001                                           $290,205,020       $26,683,584            $316,888,604


(1) Includes ESOP stock purchases equal to 8.0 percent of the second step offering and stock program purchases equal to 4.0 percent of the second step offering.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings amortized over 10 years, amortization expense tax-effected at a 25% rate.
(4) Stock programs amortized over 5 years, and amortization expense is tax effected at 25 percent.

                                    EXHIBIT 6

                                RP Financial, LC.
                          Firm Qualifications Statement

                          FIRM QUALIFICATION STATEMENT



RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.


STRATEGIC AND CAPITAL PLANNING
RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.


MERGER AND ACQUISITION SERVICES
RP  Financial's   merger  and  acquisition   (M&A)  services  include  targeting
candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.


VALUATION SERVICES
RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.


OTHER CONSULTING SERVICES AND DATA BASES
RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.


RP Financial's Key Personnel
    Gregory E. Dunn, Senior Vice President
    James P. Hennessey, Senior Vice President
    James J. Oren, Senior Vice President
    William E. Pommerening, Managing Director
    Ronald S. Riggins, Managing Director

--------------------------------------------------------------------------------

                           PRO FORMA VALUATION REPORT

                           PHSB FINANCIAL CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                            PEOPLES HOME SAVINGS BANK
                           Beaver Falls, Pennsylvania


                                  Dated As Of:
                                 August 24, 2001

--------------------------------------------------------------------------------







                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

                                 August 24, 2001


Boards of Trustees
  PHS Bancorp, M.H.C.
  Peoples Home Savings Bank
Board of Directors
  PHS Bancorp, Inc.
744 Shenango Road
Beaver Falls, Pennsylvania  15010

Members of the Boards:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by PHSB Financial Corporation, Beaver Falls, Pennsylvania ("PHSB Financial" or the "Holding Company") in connection with the mutual-to-stock conversion of PHS Bancorp, M.H.C. (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 60.01 percent of the common stock of PHS Bancorp, Inc. (the "MHC Shares"), the mid-tier holding company for Peoples Home Savings Bank, Beaver Falls, Pennsylvania ("Peoples Home" or the "Bank"). The remaining 39.99 percent of PHS Bancorp Inc.'s common stock is owned by public stockholders. PHS Bancorp, Inc., organized in 1998, owns 100 percent of the outstanding common stock of Peoples Home. It is our understanding that PHSB Financial will offer a portion of its stock, representing the majority ownership interest held by the MHC, to eligible account holders, the Holding Company's ESOP, supplemental eligible account holders, other members and members of the local community, and the public at large (the Subscription and Community offerings). In addition, the current public stockholders of PHS Bancorp, Inc. will exchange their shares for additional newly issued shares of PHSB Financial.

         This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" (the "Valuation Guidelines") of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

RP Financial, LC.
Boards of Trustees/Directors
August 24, 2001
Page 2


Plan of Conversion
------------------

         On August 16, 2001, the Boards of Trustees of the MHC and the Bank and the Board of Directors of PHS Bancorp, Inc. adopted a plan of conversion pursuant to which the MHC will be converted from a state-chartered mutual holding company to a full stock corporation, PHSB Financial, a Pennsylvania corporation. All of the capital stock of Peoples Home will be held by PHSB Financial after the conversion. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the MHC's ownership interest in PHS Bancorp, as adjusted. The Holding Company will also issue shares of its common stock to the public stockholders of PHS Bancorp, Inc. pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage, as adjusted, of the newly issued PHSB Financial common stock as owned immediately prior to the conversion. As required by FDIC policy, this aggregate public stockholder percentage ownership is adjusted to account for the amount of net assets contributed to the Holding Company by the MHC. As of June 30, 2001, after adjusting for the $1.55 million of net assets held by the MHC for the benefit of depositors, the MHC's ownership interest was
61.54 percent and the ownership interest held by public shareholders was 38.46 percent.


RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting  from  mutual-to-stock  form.  The  background  and  experience of RP
Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting Peoples Home and PHSB Financial in the preparation of the post-conversion business plan, we are independent of the Holding Company, PHS Bancorp, Inc., the Bank and the MHC and the other parties engaged by Peoples Home or PHSB Financial to assist in the stock conversion process.


Valuation Methodology
---------------------

         In preparing our Appraisal, we have reviewed the regulatory applications of PHSB Financial, PHS Bancorp, Inc., Peoples Home and the MHC, including the prospectus as filed with the Pennsylvania Department of Banking, the FDIC and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of PHSB Financial, PHS Bancorp, Inc., Peoples Home and the MHC that has included a review of audited financial information for fiscal years ended December 31, 1996 through 2000 and interim financial results through June 30, 2001, a review of various unaudited information and internal financial reports through June 30, 2001, and due diligence related discussions with the PHSB Financial management; S.R. Snodgrass, A.C., the PHSB Financial independent auditor; Malizia Spida & Fisch, PC., the PHSB Financial conversion counsel; and Trident Securities, Inc., the PHSB

RP Financial, LC.
Boards of Trustees/Directors
August 24, 2001
Page 3


Financial marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which PHSB Financial operates and have assessed PHSB Financial's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on PHSB Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on PHSB Financial's operating characteristics and financial performance as they relate to the pro forma market value of PHSB Financial. We have analyzed the net assets held by the MHC, which will be consolidated with PHSB Financial's assets and equity pursuant to the completion of conversion, and the records regarding receipt or waiving of dividends from PHS Bancorp, Inc. by the MHC. We have reviewed the overall conditions in PHSB Financial's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared PHSB Financial's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

         The Appraisal is based on PHSB Financial's representation that the information contained in the regulatory applications and additional information furnished to us by PHSB Financial and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by PHSB Financial, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of PHSB Financial. The valuation considers PHSB Financial only as a going concern and should not be considered as an indication of PHSB Financial's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for PHSB Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of PHSB Financial stock alone. It is our understanding that there are no current plans for selling

RP Financial, LC.
Boards of Trustees/Directors
August 24, 2001
Page 4


control of PHSB Financial following completion of the second step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which PHSB Financial's common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of August 24, 2001, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in PHSB Financial, and, (2) exchange shares issued to existing public shareholders of PHS Bancorp, Inc., was $40,624,000 at the midpoint, equal to 4,062,400 shares at a per share value of $10.00. Based on this valuation and taking into account the 61.54 percent ownership interest represented by the shares owned by the MHC, as adjusted, the midpoint of the offering range was $25,000,000, equal to 2,500,000 shares at $10.00 per share. The offering range includes a minimum of $21,250,000, equal to 2,125,000 shares at $10.00 per share (85.0 percent of the midpoint) and a maximum of $28,750,000, equal to 2,875,000 shares at $10.00 per share (115.0 percent of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum of $33,062,500, equal to 3,306,250 shares at $10.00 per share, without requiring a resolicitation.


Establishment of the Exchange Ratio
-----------------------------------

         Governmental regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of the fully converted holding company. The Board of Trustees of the MHC has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in PHS Bancorp, Inc. by public shareholders, with this percentage adjusted downward to account for any dividends previously waived by the MHC and for net assets currently held by the MHC. As of June 30, 2001, there were no waived dividends but the MHC held approximately $1.55 million of net assets. Following application of the adjustment formula, the adjusted public ownership percentage was 38.46 percent. Pursuant to the minority share exchange ratio formula, the exchange ratio to be received by the existing minority shareholders of PHS Bancorp, Inc. will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.3128 shares, 1.5445 shares,
1.7762 shares and 2.0426 shares of newly issued shares of PHSB Financial stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued

RP Financial, LC.
Boards of Trustees/Directors
August 24, 2001
Page 5


Holding Company shares for the shares held by the public stockholders or on the proposed exchange ratio.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of PHSB Financial immediately upon issuance of the stock.

         RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of PHSB Financial as of June 30, 2001, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of PHSB Financial and the exchange of the public shares for newly issued shares of PHSB Financial common stock as a full public company was determined independently by the Boards of Trustees or Directors of the MHC, PHS Bancorp, Inc. and Peoples Home. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

RP Financial, LC.
Boards of Trustees/Directors
August 24, 2001
Page 6


         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of PHSB Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of PHSB Financial's stock offering.


                                               Respectfully submitted,



                                               RP FINANCIAL, LC.



                                               /s/William E. Pommerening
                                               ---------------------------------
                                               William E. Pommerening
                                               Chief Executive Officer


                                               /s/James J. Oren
                                               ---------------------------------
                                               James J. Oren
                                               Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                           PHSB Financial Corporation
                           Beaver Falls, Pennsylvania

                                                                        PAGE
         DESCRIPTION                                                   NUMBER
         -----------                                                   ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                   1.1
         Plan of Conversion                                             1.1
         Strategic Overview                                             1.2
         Balance Sheet Trends                                           1.5
         Income and Expense Trends                                      1.9
         Interest Rate Risk Management                                  1.13
         Lending Activities and Strategy                                1.13
         Asset Quality                                                  1.16
         Funding Composition and Strategy                               1.17
         Subsidiaries                                                   1.17
         Legal Proceedings                                              1.17



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                   2.1
         National Economic Factors                                      2.2
         Market Area Demographics                                       2.5
         Local Economy                                                  2.6
         Competition                                                    2.8
         Summary                                                        2.10



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                           3.1
         Financial Condition                                            3.6
         Income and Expense Components                                  3.9
         Loan Composition                                               3.12
         Credit Risk                                                    3.14
         Interest Rate Risk                                             3.14
         Summary                                                        3.17

RP Financial, LC.


                                TABLE OF CONTENTS
                           PHSB Financial Corporation
                           Beaver Falls, Pennsylvania
                                   (continued)


                                                                          PAGE
         DESCRIPTION                                                     NUMBER
         -----------                                                     ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                      4.1
         Appraisal Guidelines                                              4.1
         RP Financial Approach to the Valuation                            4.1
         Valuation Analysis                                                4.2
              1.  Financial Condition                                      4.3
              2.  Profitability, Growth and Viability of Earnings          4.5
              3.  Asset Growth                                             4.7
              4.  Primary Market Area                                      4.7
              5.  Dividends                                                4.9
              6.  Liquidity of the Shares                                  4.10
              7.  Marketing of the Issue                                   4.10
                  A.  The Public Market                                    4.11
                  B.  The New Issue Market                                 4.17
                  C.  The Acquisition Market                               4.19
                  D.  Trading in PHSB Financial Corp. Stock                4.19
              8.  Management                                               4.20
              9.  Effect of Government Regulation and Regulatory Reform    4.21
         Summary of Adjustments                                            4.21
         Valuation Approaches                                              4.21
              1.  Price-to-Earnings ("P/E")                                4.23
              2.  Price-to-Book ("P/B")                                    4.24
              3.  Price-to-Assets ("P/A")                                  4.24
         Comparison to Recent Conversions and Second-Step Offerings        4.27
         Valuation Conclusion                                              4.27
         Establishment of the Exchange Ratio                               4.28

RP Financial, LC.

                                 LIST OF TABLES
                           PHSB Financial Corporation
                           Beaver Falls, Pennsylvania


 TABLE
NUMBER   DESCRIPTION                                                     PAGE
------   -----------                                                     ----


         1.1          Historical Balance Sheets                           1.6
         1.2          Historical Income Statements                        1.10


         2.1          Beaver County Major Employers                       2.6
         2.2          Primary Market Area Employment Sectors              2.7
         2.2          Market Area Unemployment Trends                     2.8
         2.3          Deposit Summary                                     2.9


         3.1          Peer Group of Publicly-Traded Thrifts               3.3*
         3.2          Balance Sheet Composition and Growth Rates          3.7*
         3.3          Income as a Percent of Average Assets and
                        Yields, Costs, Spreads                            3.10*
         3.4          Loan Portfolio Composition Comparative Analysis     3.13*
         3.5          Credit Risk Measures and Related Information        3.15*
         3.6          Interest Rate Risk Measures and Net Interest
                        Income Volatility                                 3.16*


         4.1          Market Area Unemployment Rates                      4.8
         4.2          Recent Conversion Pricing Characteristics           4.18*
         4.3          Public Market Pricing                               4.25*


*  NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 1.1

                       I. Overview and Financial Analysis


Introduction
------------

         Peoples Home Savings Bank ("Peoples Home" or the "Bank") is a state-chartered savings bank headquartered in the western Pennsylvania city of Beaver Falls. Peoples Home currently maintains an administrative office in Chippewa Township, Beaver County, a main office in Beaver Falls, seven full service branch offices throughout Beaver County and one office in Lawrence County, north of Beaver County. A map of the Bank's office locations is included as Exhibit I-1. The Bank was established in 1888 as a state-chartered institution named Peoples Building and Loan Association. In December 1992, the Bank converted its charter to from a Pennsylvania-chartered savings and loan association to a Pennsylvania-chartered savings bank, and changed its name to Peoples Home Savings Bank. On July 10, 1997, the Bank completed a reorganization into a state-chartered mutual holding company, and formed a mid-tier full stock holding company, PHS Bancorp, Inc., ("PHS Bancorp" or the "Mid-Tier"), in November 1998. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The only significant asset of PHS Bancorp is its investment in Peoples Home. The Mid-Tier is majority owned by PHS Bancorp, M.H.C. (the "MHC"), a state-chartered mutual holding company. On November 9, 1998, PHS Bancorp acquired all of the issued and outstanding common stock of the Bank in connection with the Bank's reorganization into the two-tier form of mutual holding company ownership. At that time, each share of the Bank's common stock was automatically converted into one share of PHS Bancorp's common stock. As of June 30, 2001, PHS Bancorp had $282.9 million in assets, $201.2 million in deposits and total equity of $29.3 million, or 10.35 percent of total assets. PHS Bancorp's audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion
------------------

         On August 16, 2001, the Boards of Trustees of the MHC and the Bank and the Board of Directors of PHS Bancorp adopted a plan of conversion pursuant to which the MHC will be converted from a state-chartered mutual holding company to a full stock corporation, PHSB

RP Financial, LC.
Page 1.2


Financial, a Pennsylvania corporation. All of the capital stock of Peoples Home will be held by PHSB Financial after the conversion. As part of the conversion, the Holding Company will sell shares of common stock in an offering that will represent the ownership interest in PHS Bancorp currently owned by the MHC. As of June 30, 2001, the MHC's ownership interest in PHS Bancorp approximated 60.01 percent. The Holding Company will also issue shares of its common stock to the public stockholders of PHS Bancorp pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued PHSB Financial common stock as owned immediately prior to the conversion. As required by FDIC policy, this aggregate public stockholder percentage ownership will be adjusted downward to account for dividends previously waived by the MHC and by the amount of net assets contributed to the Holding Company by the MHC. As of June 30, 2001, the public stockholders' ownership interest in PHS Bancorp was approximately 39.99 percent.

Strategic Overview
------------------

         In the past, the Bank's operations were oriented toward the traditional strategy of originating long-term fixed rate 1-4 family mortgage loans for portfolio, with such investments funded by local deposit funds and retained earnings. In the early 1980s, western Pennsylvania suffered a severe economic recession due to the decline of the domestic steel industry. Like many of the financial institutions operating in this market, the Bank experienced a dramatic increase in non-performing assets ("NPAs") as unemployment soared and real estate values dropped. After suffering operating losses and a decline in capital due to write-offs and other losses, the Bank entered into a supervisory agreement with the Federal Savings and Loan Insurance Corporation ("FSLIC") and the Pennsylvania Department of Banking ("PDOB") in 1987. The supervisory agreement was lifted in 1990 after the Bank had returned to profitability, reduced NPAs, and built capital levels back to regulatory acceptable levels. The Bank also responded by amending its operating strategy in response to the slowdown in local economic activity, primarily by originating fewer real estate mortgages and investing excess cash into low-risk government securities and government agency mortgage-backed securities ("MBS").

RP Financial, LC.
Page 1.3


         In a strategic shift of operations, in 1993, the Bank began to emphasize consumer lending, particularly automobile lending, to increase the loans/assets ratio in view of limited local demand for residential mortgage loans and to enhance asset yields. The Bank's entry into automobile lending was facilitated by hiring personnel that staffed an automobile lending "department" at a local commercial bank that had been recently acquired. At present, automobile lending plays a major role in the Bank's lending strategy, and such loans have grown to represent approximately 34 percent of total loans. More recently, Peoples Home has strived to build a balance of commercial business loans, secured by various business or government related assets. These loan types are also generally higher yielding and shorter-term in nature, thus assisting the Bank in achieving profitability and interest rate risk management goals.

         The Bank's current operating strategy of a local community banking organization is designed to enhance asset yields while controlling interest rate risk and credit risk. The principal strategies adopted by the Bank have included: (1) improving asset yields through loan portfolio diversification, particularly higher yielding non-mortgage loans, most notably automobile loans and more recently, commercial business loans; (2) reducing interest rate risk through loan portfolio diversification into shorter-term consumer and commercial business loans, maintaining a large portfolio of MBS and other investment securities, including adjustable rate securities, and designating a large portion of investment securities as available for sale; and (3) managing credit risk of the consumer lending strategy by utilizing a significant number of automobile dealers for loan sources, and originating local residential mortgages (including second mortgages), investing in relatively low-risk agency-backed MBS and investment securities, including securities issued by municipalities, and maintaining an adequate level of allowances for loan losses.

         Borrowings serve as an alternative funding source for to support operations. Borrowings totaled $50.2 million at June 30, 2001, consisting primarily of FHLB advances. Retail deposits are expected to be the primary source to fund the Holding Company's future growth; however, to the extent additional borrowings are required, FHLB advances would likely continue to be the principal source of borrowings utilized.

         The Bank's business plan is to continue to operate as a full service retail community bank, serving local customer needs with a broad array of residential mortgages, consumer loans,

RP Financial, LC.
Page 1.4


depository products, and other financial services. Efforts will continue to be made to expand the level of operations, including the planned opening of a de novo branch office by the end of calendar year 2001. The Bank has sought to assemble a well-qualified management team and staff to facilitate the ability to fully realize the business plan objectives.

         The Trustees of the MHC and Bank and the Directors of the Mid-Tier have elected to convert to the stock form of ownership to support the continued expansion of the strategic focus of providing competitive community banking services in the local market area. The stock conversion is intended to accomplish several objectives: to increase the capital level to support further expansion and diversification of products and services, improve the overall competitive position of Peoples Home in the market area, enhance profitability, and further limit exposure to interest rate risk and credit risk. The additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, which may be enhanced by large bank consolidation in Peoples Home`s local market and the resulting opportunities to obtain customers who become dissatisfied with their banking relationship following a merger. In addition, the Bank or the Holding Company will consider branch acquisitions and other regional thrift or commercial bank acquisitions as opportunities arise. Growth through acquisition will be enhanced by the Holding Company's ability to offer stock as consideration in potential mergers. At this time, the Holding Company has no specific plans to acquire branches or another financial institution. The projected use of conversion proceeds is highlighted below.

o PHSB Financial. The Holding Company is expected to retain up to 50 percent of the net conversion proceeds. At present, funds at the Holding Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, the continued payment of regular dividends and potential payment of special cash dividends.

o Peoples Home. Approximately 50 percent of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund a 8.0 percent stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

RP Financial, LC.
Page 1.5


Balance Sheet Trends
--------------------

         From December 31, 1996 to June 30, 2001, PHS Bancorp exhibited annual asset growth of approximately 7.75 percent (see Table 1.1), with the Mid-Tier experiencing relatively steady asset growth over that time period. During fiscal 2000, assets declined by $3.3 million, or 1.2 percent, while growth was recorded for all other time periods. The Bank's growth has been supported through increased utilization of borrowed funds, particularly since deposit growth along with internal funds flows were inadequate to support the desired leveraging of the capital base following completion of the MHC offering in 1997. The added funds have been reinvested into the portfolios of MBS, loans receivable and investment securities, with MBS increasing at the highest rate over the time period. While loan portfolio growth is measured at a rate of 6.6 percent annual rate since December 31, 1996, most of the growth occurred during calendar year 1999, during which loans receivable grew by 19 percent. Exhibit I-3 displays historical key operating ratios for the Bank.

         The proportion of loans to assets and deposits is low by industry standards, reflecting the lack of lending opportunities in the local economy. Nevertheless, loans receivable have consistently been the largest component of the Bank's interest-earning assets, totaling 45.1 percent of assets at June 30, 2001. The loan portfolio composition reflects the Bank's emphasis on residential and automobile loan originations, as such loans comprised 46.4 percent and 34.2 percent of total loans, respectively. Non-residential mortgages and other non-mortgage loans accounted for 2.2 percent and 17.1 percent, respectively, of loans receivable. The overall loan portfolio increased by $33.9 million between December 31, 1996 and June 30, 2001. Traditional 1-4 family loans and commercial business loans accounted for most of the loan portfolio growth during this period, with 1-4 family loans increasing by $19.1 million and commercial business loans increasing by $8.3 million. During the same period, automobile loans increased by $5.3 million to $44.5 million. As a result, the Bank's loan portfolio credit risk profile has remained relatively stable over the last five years.

RP Financial, LC.
Page 1.6

                                                               Table 1.1
                                                           PHS Bancorp, Inc.
                                                       Historical Balance Sheets

                                                                                                                           12/31/96-
                                                         For the Fiscal Year Ended December 31,                             6/20/01
                   ------------------------------------------------------------------------------------------------------ Annualized
                                                                                                               As of        Growth
                          1996             1997             1998              1999             2000         June 30, 2001    Rate
                   ----------------  ---------------- ----------------   ---------------- ---------------- --------------- ---------
                    Amount   Pct(1)   Amount   Pct(1)  Amount   Pct(1)   Amount   Pct(1)  Amount   Pct(1)  Amount   Pct(1)    Pct
                    ------   ------   ------   ------  ------   ------   ------   ------  ------   ------  ------   ------    ---
                    ($000)     (%)    ($000)    (%)    ($000)    (%)     ($000)    (%)    ($000)    (%)    ($000)    (%)      (%)
Total Amount of:
 Assets            $202,216  100.00% $217,735 100.00% $244,253 100.00%  $268,640 100.00% $265,330 100.00% $282,906 100.00%   7.75%

 Loans
   Receivable
   (net)             95,773   47.36%   99,691  45.79%   99,914  40.91%   118,745  44.20%  129,017  48.63%  127,692  45.14%   6.60%
 Mortgage-
   Backed
   Securities
   (MBS)             56,932   28.15%   70,393  32.33%   81,165  33.23%    81,567  30.36%   77,195  29.09%   95,450  33.74%  12.17%
 Cash and
   Investment
   Securities        43,814   21.67%   40,983  18.82%   56,357  23.07%    60,700  22.60%   51,803  19.52%   52,607  18.60%   4.15%
 Fixed Assets         2,934    1.45%    4,424   2.03%    4,502   1.84%     4,295   1.60%    4,637   1.75%    4,546   1.61%  10.22%
 Other Assets         2,764    1.37%    2,243   1.03%    2,316   0.95%     3,333   1.24%    2,678   1.01%    2,610   0.92%  -1.27%

 Deposits           175,925   87.00%  174,286  80.04%  181,113  74.15%   189,345  70.48%  198,242  74.72%  201,250  71.14%   3.03%
 FHLB Advances,
   Other
   Borrowed
   Funds              8,100    4.01%   13,233   6.08%   32,282  13.22%    50,415  18.77%   36,270  13.67%   50,247  17.76%  50.02%
 Stockholders
   Equity            16,645    8.23%   28,609  13.14%   29,184  11.95%    26,751   9.96%   28,850  10.87%   29,269  10.35%  13.36%
 Net Unrealized
   Gain/(Loss) on
   Investment/MBS
   Available for
   Sale                 554    0.27%      960   0.44%    1,088   0.45%      (914) -0.34%      457   0.17%      525   0.19%   ---

(1)   Ratios are as a percent of ending assets.
Source:  Draft Prospectus

RP Financial, LC.
Page 1.7


         The existing balance of automobile loans is attributable to the desire to build the overall loan portfolio in the face of a lack of adequate 1-4 family residential loan demand. In the early 1990's, the Bank obtained the automobile loan department operations from another local bank which resulted in a large balance of auto loans being transferred to the Bank. Another notable change in the Bank's loan portfolio composition has been an increasing level of commercial business loans. Commercial business loans increased from 2.0 percent of total loans receivable at December 31, 1996 to 7.9 percent of total loans receivable at June 30, 2001. Over the same time period, commercial real estate/multi-family and construction loans remained constant at 2.2 percent of total loans outstanding.

         MBS comprised the second largest component of interest-earning assets in recent years, totaling $95.5 million, or 33.7 percent of total assets at June 30, 2001, an increase of $38.5 million, or 68 percent from December 31, 1996. The MBS portfolio is comprised of securities issued by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), and the Federal National Mortgage Association ("FNMA"). The Bank also maintains a small portfolio ($40,000) of Real Estate Mortgage Investment Conduits ("REMICs"). The MBS growth in recent years reflects the Bank's continued purchases of MBS in view of limited local loan demand and the availability of funds from the FHLB advances taken down in order to leverage the capital base. Peoples Home also purchases MBS as part of its asset/liability ("A/L") management strategy, and approximately 90 percent of the portfolio consists of fixed rate securities, while 64 percent of the portfolio is classified as "available for sale" ("AFS"). The GNMA securities, which are guaranteed by the Federal government and carry a zero percent risk-weighting, are purchased to offset some of the credit risk associated with automobile lending. Most of the GNMA securities carry fixed-rates and are classified AFS. At June 30, 2001, there was an unrealized pre-tax loss of approximately $84,000 in the portfolio of MBS designated as "held to maturity" ("HTM").

         The intent of the Holding Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting the Holding Company's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the Holding Company level will primarily be invested into investments with short-term maturities.

RP Financial, LC.
Page 1.8


Peoples Home experienced a more moderate increase in cash and investment securities during the time period shown in Table 1.1, as such funds totaled $52.6 million, or 18.6 percent of assets at June 30, 2001, an increase from $43.8 million at December 31, 1996. Cash and investments peaked at $60.7 million, or 22.6 percent of assets, at December 31, 1999. Since then, excess cash and maturing investments have been used to fund the Bank's lending and MBS purchase activities. The Bank purchases primarily low credit risk investment securities. At June 30, 2001, the portfolio contained $17.2 million in obligations of states and political subdivisions, $23.5 million in U.S. treasury and agency securities, $2.6 million in FHLB stock, $7.6 million in interest bearing deposits, and $61,000 in equity investments (see Exhibit I-4). Like the MBS portfolio, the investment portfolio plays a key role in the Bank's asset-liability  management  strategy,  and  approximately  45  percent  of  the portfolio was classified AFS. The large tax exempt portfolio are all Pennsylvania-issued securities and thus enjoy a tax-free status for state and federal income tax purposes. In addition to investment securities, PHS Bancorp maintained cash and cash equivalent funds totaling $1.6 million at June 30, 2001.

         Over the past five and one-half years, PHS Bancorp's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1996 through June 30, 2001, the Bank's deposits increased at an annual rate of 3.0 percent, and totaled $201.3 million, or 71.1 percent of assets at June 30, 2001. With the exception of fiscal 1997, positive deposit growth was sustained throughout the period covered in Table
1.1. Deposit growth has been restrained in part as the Bank has continued to operate with a stable number of office locations over the past few years.

         Borrowings have been utilized by the Bank in recent years to provide additional funds for reinvestment into earning assets and assist in leveraging the capital base following the MHC offering in 1997. As such, borrowed funds have increased substantially faster than deposits, and have increased as a percent of the funding base. At June 30, 2001, borrowings totaled $50.2 million, or 17.7 percent of assets, an increase from $8.1 million, or 4.0 percent of assets as of December 31, 1996. Going forward, the Bank intends to continue to rely on deposits, borrowings and internal cash flows as the primary funding source for lending activity. Given the

RP Financial, LC.
Page 1.9


additional capital to be raised in the second step offering, the Bank intends to consider the use of additional borrowed funds.

         Since fiscal 1997, the retention of earnings over the past several years, which was somewhat offset by dividend payments and stock repurchases, translated into an annual capital growth rate of 0.7 percent. Accordingly, asset growth outpaced the capital growth rate, as PHS Bancorp's equity-to-assets ratio declined from 13.1 percent at the end of 1997 to 10.4 percent at June 30, 2001. The Bank was classified as well capitalized with respect to each of the regulatory capital requirements, as of June 30, 2001. The addition of conversion proceeds will serve to further strengthen PHS Bancorp's capital position and support continued growth of the balance sheet, which is anticipated to consist primarily of loan growth funded by retail deposits. The Bank's relatively large AFS portfolio has had a notable impact on the equity level, impacting reported capital levels by a negative 0.3 to a positive 0.5 percent. During the last year, the AFS adjustment increased moderately, adding to the capital base.


Income and Expense Trends
-------------------------

         Table 1.2 shows Mid-Tier's historical income statements from the year ended December 31, 1996 through the twelve months ended June 30, 2001. The Mid-Tier reported positive earnings over the past five years and for the most recent twelve month period, ranging from a low of 0.35 percent of average assets during 1996 to a high of 0.81 percent of average assets during 2000. For the twelve months ended June 30, 2001, the Holding Company reported net income of $2.1 million or 0.78 percent of average assets. The relatively low return posted during 1996 reflects the impact of the one-time assessment to recapitalize the SAIF. Comparatively, lower relative operating expenses was a significant contributor to PHS Bancorp's earnings for the twelve months ended June 30, 2001. Net interest income and operating expenses represent the major components of PHS Bancorp's core earnings, which is supplemented with non-interest operating income derived from PHS Bancorp's retail banking activities. Loan loss provisions have generally been a relatively stable, yet noticeable factor in the Mid-Tier's earnings over the past five and one-half years, with the level of such provisions related to the active automobile

RP Financial, LC.
Page 1.10

                                                             Table 1.2
                                                          PHS Bancorp, Inc.
                                                    Historical Income Statements

                                                     For the Fiscal Year Ended December 31,
                 --------------------------------------------------------------------------------------------   12 Months Ended
                       1996               1997                 1998             1999               2000          June 30, 2001
                 ---------------  ------------------   ------------------ ---------------   -----------------  -----------------
                  Amount  Pct(1)     Amount   Pct(1)     Amount    Pct(1)  Amount  Pct(1)    Amount    Pct(1)   Amount    Pct(1)
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------   ------    ------
                  ($000)     (%)     ($000)     (%)      ($000)     (%)    ($000)     (%)     ($000)      (%)    ($000)     (%)
 Interest
   Income        $14,584    7.21%   $14,950    7.12%    $16,111    6.97% $17,511    6.83%    $19,035    7.13%   $19,236   7.02%
 Interest
  Expense         (7,882)  -3.90%    (7,857)  -3.74%     (8,523)  -3.69%  (9,284)  -3.62%    (10,449)  -3.91%   (10,692) -3.90%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------    ------   -----
 Net
  Interest
  Income          $6,702    3.31%    $7,093    3.38%     $7,589    3.29%  $8,227    3.21%     $8,587    3.22%    $8,544   3.12%
 Provision
  for Loan
  Losses            (455)  -0.23%      (555)  -0.26%       (365)  -0.16%    (410)  -0.16%       (555)  -0.21%      (540) -0.20%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------    ------   -----
 Net
  Interest
  Income
  after
  Provisions      $6,247    3.09%    $6,538    3.11%     $7,224    3.13%  $7,817    3.05%     $8,032    3.01%    $8,004   2.92%

Other Income        $770    0.38%      $794    0.38%       $769    0.33%    $745    0.29%       $847    0.32%      $905   0.33%
Operating
  Expense         (5,531)  -2.74%    (5,687)  -2.71%     (6,245)  -2.70%  (6,094)  -2.38%     (6,000)  -2.25%    (6,125) -2.23%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------    ------   -----
 Net
  Operating
  Income          $1,485    0.73%    $1,645    0.78%     $1,749    0.76%  $2,468    0.96%     $2,879    1.08%    $2,784   1.02%

Gain(Loss)
  on Sale
  of
  Securities          $0    0.00%      $132    0.06%       $117    0.05%     $19    0.01%         $7    0.00%       $65   0.02%
Gain(Loss)
  on Sale
  of Loans            11    0.01%        11    0.01%         28    0.01%       0    0.00%          0    0.00%         0   0.00%
SAIF
  Assessment
  Fee             (1,106)  -0.55%         0    0.00%          0    0.00%       0    0.00%          0    0.00%         0   0.00%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------   ------    -----
  Total
    Non-
    Operating
    Income/
    (Expense)     ($1,095)  -0.54%     $143    0.07%       $145    0.06%     $19    0.01%         $7    0.00%       $65   0.02%

 Net Income
   Before Tax        $390    0.19%   $1,788    0.85%     $1,893    0.82%  $2,487    0.97%     $2,886    1.08%    $2,849   1.04%
 Income Taxes         319    0.16%     (150)  -0.07%       (392)  -0.17%    (630)  -0.25%       (714)  -0.27%      (702) -0.26%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------   ------    -----
 Net Income
   (Loss)            $709    0.35%   $1,638    0.78%     $1,502    0.65%  $1,858    0.72%     $2,172    0.81%    $2,147   0.78%

 Adjusted
 Earnings:
 ---------
 Net Income          $709    0.35%   $1,638    0.78%     $1,502    0.65%  $1,858    0.72%     $2,172    0.81%    $2,147   0.78%
   Add(Deduct):
     Non-
     Operating
     (Inc)/Exp      1,095    0.54%     (143)  -0.07%       (145)  -0.06%     (19)  -0.01%         (7)   0.00%       (65) -0.02%
   Tax Effect         893    0.44%       12    0.01%         30    0.01%       5    0.00%          2    0.00%        16   0.01%
                  ------  ------     ------   ------     ------    ------  ------  ------    ------    ------   ------    -----
   Adjusted
   Earnings:       $2,697    1.33%   $1,506    0.72%     $1,387    0.60%  $1,844    0.72%     $2,166    0.81%    $2,098   0.77%


(1) Ratios are as a percent of average assets.
Source: PHS Bancorp's audited financial statements.

RP Financial, LC.
Page 1.11


         lending program. Gains resulting from the sale of loans and investment securities have generally been a modest contributor to earnings over the time period shown in Table 1.2.

         Over the past five and one-half years, the Mid-Tier's net interest income to average assets ratio has ranged from a low of 3.12 percent during the 12 months ended June 30, 2001 to a high of 3.38 percent during 1997. The stability of the net interest income ratio from 1996 through 2001 reflects the impact of PHS Bancorp's asset/liability management strategies, which involves management of both the earning asset and costing liability base. The moderate decrease in the net income ratio for the most recent twelve month period was realized from a larger decrease in the interest income ratio compared to the interest expense ratio, which was attributable to a decrease in the yield earned on interest-earning assets. The Holding Company's historical net interest rate spreads and yields and costs are set forth in Exhibit I-5.

         Loan loss provisions have had a constant, yet moderate impact on the Mid-Tier's earnings over the past five and one-half years, reflecting PHS Bancorp's active automobile lending activities and increasing level of commercial business loans. Loan loss provisions established by PHS Bancorp ranged from 0.16 percent of average assets in 1999 to 0.26 percent of average assets for 1997. The level of loss provisions established during the time period shown in Table 1.2 also reflects continued growth of the loan portfolio, including growth of higher credit risk types of loans such as the automobile and commercial business loans. As of June 30, 2001, the Mid-Tier maintained allowance for loan losses of $1.5 million, equal to 283.2 percent of non-performing assets and 1.14 percent of net loans receivable. Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past three and three-quarter years.

         The Bank has consistently recorded moderate levels of non-interest operating income, ranging between 0.29 percent and 0.38 percent of average assets since fiscal 1996. For the twelve months ended June 30, 2001, the Bank's recorded non-interest operating income approximated 0.33 percent of average assets. The Bank generates non-interest operating income primarily from deposit fees and, to a lesser extent, rental income from excess space in its branch offices, fees and charges earned from originating loans, and other miscellaneous retail banking activities. The Bank's strategic plan does not provide the basis for a significant increase in non-interest operating income.

RP Financial, LC.
Page 1.12


         Peoples Home operates a relatively large number of offices for its asset size (nine branches and one administrative office), which has magnified the Bank's compensation and benefits expense, occupancy and equipment expense, and other miscellaneous expenses. Operating expenses trended upward between fiscal 1996 and present, however the absolute amount of operating expenses has declined since reaching a high in fiscal 1998, due primarily to the leveraging of the expense base through growth in earning assets without comparable additions to the expense base. The increases in the investment portfolio, funded by borrowed funds, has permitted this higher asset base and lower relative expense base. The opening of the new administrative office in 1997 added to certain personnel and depreciation costs. At June 30, 2001, Peoples Home's assets/employee ratio was approximately 25 percent lower than the industry average ($3.4 million for the Bank versus an industry average of $4.6 million). In the near term, however, the Bank's earnings are expected to come under pressure as a result of higher operating expenses.

         Overall, the general trends in the Mid-Tier's net interest margin and operating expense ratio since 1996 reflect an increase in PHS Bancorp's core earnings, as indicated by a increase in the Mid-Tier's expense coverage ratio (net interest income divided by operating expenses). PHS Bancorp's expense coverage ratio equaled 1.21 times in 1996, versus a comparable ratio of 1.40 times during the twelve months ended June 30, 2001. Similarly, PHS Bancorp's efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 64.6 percent for twelve months ended June 30, 2001 was more favorable than the 74.3 percent efficiency ratio maintained in 1996.

         Gains and losses from the sale of securities and loans have had only a minor impact on the Bank's earnings since fiscal 1996, and therefore the core earnings of the Mid-Tier are assumed to equal reported earnings.

         Since fiscal 1997, PHS Bancorp's effective tax rate ranged from a low of 20.7 percent in 1998 to a high of 25.3 percent in 1999. For the twelve months ended June 30, 2001, the Mid-Tier's effective tax rate equaled 24.6 percent. Going forward, PHS Bancorp's effective tax is expected to approximate 24 percent.

RP Financial, LC.
Page 1.13


Interest Rate Risk Management
-----------------------------

         PHS Bancorp's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of June 30, 2001, an analysis of the Mid-Tier's interest rate risk as measured by the change in its Market Value of Portfolio Equity ("MVPE"), which is generally defined as the difference between the market value of the Mid-Tier's assets and the market value of the Mid-Tier's liabilities, indicated that a 200 basis point instantaneous and sustained increase in interest rates would result in a 28.8 percent decline in PHS Bancorp's MVPE.

         PHS Bancorp manages interest rate risk primarily from the asset side of the balance sheet. To control interest rate risk, Peoples Home has implemented several asset-based strategies, including: (1) diversifying the loan portfolio into shorter-term loans, most notably automobile loans and commercial business loans; and, (2)maintaining a large portfolio of investment securities and MBS classified AFS and/or invested in shorter-term or adjustable rate securities.

         On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with terms of more than three years, seeking to extend CD maturities in low interest rate environments through offering attractive rates on certain longer term CDs, and through emphasizing the build-up of less interest rate sensitive and lower costing transaction and savings accounts.

         The infusion of stock proceeds will serve to further limit PHS Bancorp's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.


Lending Activities and Strategy
-------------------------------

         The Bank's lending activities have concentrated on the origination of 1-4 family permanent mortgage loans, automobile loans and commercial business loans since 1996 (see Exhibit I-7, Loan Portfolio Composition). Loans receivable totaled $127.7 million, or 45.1 percent of assets, at June 30, 2001. Mortgage loans secured by 1-4 family residential totaled

RP Financial, LC.
Page 1.14


$60.4 million, or 46.2 percent of gross loans receivable, at June 30, 2001. This balance including $20.8 million of home equity and second mortgage loans originated on and secured by 1-4 family residential property. Peoples Home originates both fixed-rate mortgages and ARMs, but has typically experienced low demand for ARMs in the market area. In fact, residential ARMs accounted for only
2.4 percent of all residential mortgage loans receivable at June 30, 2001. ARMs carry one-year adjustment terms with rates tied to the one-year Treasury bill plus a margin generally determined at settlement. ARMs have periodic and lifetime repricing caps of 2.0 and 6.0 percent, respectively.

         Fixed-rate loans offered by the Bank have terms ranging from 5 to 30 years. The majority of the Bank's residential lending activity is conventional lending. The majority of fixed-rate residential loans are underwritten to secondary market standards (Freddie Mac and Fannie Mae), although the Bank has retained all fixed-rate residential mortgages for portfolio in recent years. Included in the portfolio of residential mortgages were construction loans totaling $2.2 million, which are structured as interest-only during the construction period. Such loans are originated infrequently and to owners of pre-sold single family residences that are being built and are usually structured to convert to a fully amortizing loan at the Bank upon completion of the construction period.

         Residential mortgage loans are underwritten with maximum loan-to-value ("LTV") ratios of 95 percent, although loans with LTVs in excess of 80 percent are required to have private mortgage insurance ("PMI"). Substantially all of the Bank's residential loans are secured by properties located in its primary lending territory of Beaver and Lawrence Counties. Residential mortgages are typically generated through existing and past customers, realtors, referrals, walk-ins and to a lesser degree local newspaper and radio advertising. Peoples Home does not currently purchase residential mortgage loans, but has purchased loans in the past.

         Commercial real estate and multi-family loans (collectively, "income property" loans) comprise the remainder of the Bank's mortgage loan portfolio, and totaled $684,000, or 0.5 percent of total loans receivable, at June 30, 2001. The majority of these loans ($411,000) are secured by commercial real estate. Income property loans are originated primarily to local customers on a case by case basis. The terms of these loans vary depending on the loan,

RP Financial, LC.
Page 1.15


although they generally carry adjustable rates, maturities of not more than 15 years, and maximum LTV ratios of 75 percent. The portfolio of income property loans is secured by an apartment building, small medical office buildings, and other non-residential buildings in the Bank's market area. Going forward, management does not anticipate significantly increasing the volume of income property lending.

         Lending diversification at Peoples Home has been achieved primarily through non-mortgage consumer lending, and such loans totaled $66.8 million, or
51.4 percent of gross loans receivable, at June 30, 2001. Automobile loans accounted for the majority of this portfolio, totaling $44.5 million, or 34.2 and 78.7 percent of total and consumer loans, respectively. Other consumer loans consisted of credit card loans, student loans, and various other types of secured and unsecured consumer loans.

         The Bank began concentrating on automobile lending the early 1990's, which grew from minimal levels to $39.2 million at fiscal year end 1996, facilitated by the hiring of personnel from the automobile lending department of a local commercial bank that was acquired. Automobile loans are generated through relationships with approximately 40 automobile dealers located throughout Beaver, Allegheny, Lawrence, and Butler Counties. The majority of the automobile lending is developed from referrals from automobile dealers, however, all automobile loan referrals are underwritten by the Bank. The Bank originates automobile loans for both new and used cars at competitive rates and terms which vary based on the nature of the borrower and the collateral. To date, the delinquency ratio has averaged 2.0 percent on the portfolio, with a loss rate of
0.75 percent.

         The remainder of the consumer loan portfolio consisted of home equity lines of credit, unsecured credit lines, credit card lines, student loans and other loans. Almost all of the Bank's credit card lines have been extended to existing Bank customers, and the Bank has not conducted "pre-approved" mailings to non-customers. The majority of home equity lines of credit are originated to Bank customers as well. While the Bank will continue to offer such loans going forward, they are not projected to become significantly larger part of the loan portfolio.

RP Financial, LC.
Page 1.16


         In the past several years, the Bank also has pursed loan diversification into commercial business loans, which increased from $2.0 million at December 31, 1996 to $10.3 million as of June 30, 2001. These loans are originated to both local municipalities and to small businesses in the Bank's market area, and have been originated in order to assist in yield enhancement and interest rate risk management due to generally short term of these types of loans. Approximately one half of the commercial business loan portfolio consists of loans to municipalities, reducing the overall credit risk of these types of loans.


Asset Quality
-------------

         PHS Bancorp's 1-4 family lending emphasis has generally supported favorable credit quality measures, although the diversification into automobile lending and commercial business lending has raised the level of overall risk in the loan portfolio. Over the past five and one-half years, PHS Bancorp's balance of non-performing assets, which consists of non-accruing loans, real estate owned and non-accruing-loans that are 90 days or more past due, ranged from a low of 0.18 percent of assets at June 30, 2001 to a high of 0.63 percent of assets at year end 1996. Non-performing 1-4 family loans and consumer loans accounted for the major portion of the Mid-Tier's delinquent loans over the past five and one-half years. As shown in Exhibit I-8, the Mid-Tier's balance of non-performing assets at June 30, 2001 consisted of $143,000 of non-accruing 1-4 family loans and $136,000 of non-accruing commercial business loans and $149,000 of non-accruing consumer loans.

         PHS Bancorp reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. PHS Bancorp maintained valuation allowances of $1.5 million at June 30, 2001, equal to 1.14 percent of net loans receivable and 283.2 percent of non-performing assets.

RP Financial, LC.
Page 1.17


Funding Composition and Strategy
--------------------------------

         Deposits have consistently accounted for the Mid-Tier's primary source of funds and at June 30, 2001 deposits equaled 80.0 percent of PHS Bancorp's interest-bearing funding composition. As of June 30, 2001, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $11.0 million or 5.5 percent of total deposits. PHS Bancorp does not maintain any brokered CDs.
Exhibit I-9 provides detail of the jumbo CD's held in portfolio as of June 30, 2001.

         Borrowings serve as an alternative funding source for the Mid-Tier to support control of deposit costs and to facilitate leveraging of the balance sheet following the MHC offering in 1997. PHS Bancorp's use of borrowings over the past five and one-half years peaked at $50.4 million at June 30, 1999. As of June 30, 2001, borrowings held by PHS Bancorp consisted primarily of FHLB advances. Exhibit I-10 presents details of the borrowings held in portfolio over the past three fiscal year ends and as of June 30, 2001.


Subsidiaries
------------

         Peoples Home has one wholly-owned subsidiary, HOMECO Service Corp. ("HOMECO"). HOMECO, which is presently inactive, was formerly engaged in the management of real estate.


Legal Proceedings
-----------------

         PHS Bancorp is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Mid-Tier.

PHSB Financial Corporation
Page 2.1

                                 II. MARKET AREA



Introduction
------------

         Peoples Home conducts operations in west-central Pennsylvania through its administrative office in Chippewa Township, its main office in the city of Beaver Falls, Beaver County, Pennsylvania, 7 branches in Beaver County and one branch in Lawrence County, (contiguous to Beaver County to the north). Information concerning the Bank's office buildings is provided in Exhibit II-1. The two counties had an estimated combined population of approximately 275,000 as of the year 2000, with the headquarters county of Beaver containing 181,000 residents, or 66 percent of the total.

         Beaver County, home to approximately 90 percent of the Bank's deposits and 8 of the 9 branches, is a generally rural county at the outer edge of the Pittsburgh metropolitan area that is experiencing a slight decline in population. Beaver County evolved on the basis of its location midway between the steel towns of Pittsburgh and Youngstown, and the county has an industrial past. Due to its proximity to Pittsburgh, the Beaver County economy has always been heavily influenced by the economic trends occurring in the Pittsburgh area. Thus, the area suffered through the recession that was experienced by most of western Pennsylvania and southeast Ohio when the American steel industry declined in the late 1970s and early 1980s. Today, however, the economy of Pittsburgh and surrounding areas has been revitalized and a large number of the manufacturing jobs that were lost have been replaced by jobs in the service sector and other non-manufacturing sectors. Southern Beaver County benefited from the new Pittsburgh International Airport that was constructed in northern Allegheny County in 1992. However, most of Beaver County remains somewhat depressed. Despite the gradual economic diversification that has occurred in the area, the steel industry is still a large employment sector in Beaver County, leaving the area somewhat exposed to the historical volatility of this industry. Peoples Home operates a single branch office in Lawrence County, just across the border from Beaver County, and thus the Bank considers its primary market area to include primarily Beaver County, and to a lesser extent, the regions surrounding this county.

RP Financial, LC.
Page 2.2


         The Bank holds a moderate market share of deposits in the eight office locations in Beaver County, and thus has potential for additional growth given the positioning of offices in most population centers within the county.

         Peoples Home competes with a number of larger, regional or superregional commercial banks along with locally-based and locally-owned financial institutions. In the Bank's market area, the primary competition consists of the larger commercial banks Sky Bank of Bowling Green, Ohio, Mellon Bank of Pittsburgh and National City Bank of Pittsburgh. Smaller, more regional competitors include ESB Bank, FSB of Ellwood City, Reeves Bank, and a number of small commercial banks operating in smaller cities or population centers within the market area. People Home's thrift competition includes stock and mutual federal savings and loan associations or state-chartered savings banks. In addition, the Bank faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Over the past couple of years, the competitive factors have intensified with the growth of electronic delivery systems (particularly the Internet).

         Future growth opportunities for Peoples Home depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank's office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area and the relative impact on value.


National Economic Factors
-------------------------

         The future success of the Bank's operations is partially dependent upon various national and local economic trends. Trends in the national economy have generally reflected a slowing pace of growth since the fall of 2000. Reflecting positive factors, inflation remains relatively low, and there has been continued job creation and low unemployment rates by historical standards. The Federal government continues to operate with a budget surplus, and expectations are for a continued surplus over the next five years, which has reduced the demand for dollars in

RP Financial, LC.
Page 2.3


the capital markets, although the economic slowdown has reduced the projected surplus to only the excess monies collected by the social security funds. Unemployment rates remained below 5.0 percent throughout the first half of 2001, although increasing to 4.5 percent as of July 2001 from 3.9 percent at year end 2000. The economy during the first six months of 2001 showed continued signs of sluggishness, which included lowered expectations of future earnings by a number of bellwether stocks in a wide range of industrial sectors and declines in several key economic indicators regarding production and consumer demand. The continued volatility in the stock market during 2000 and the first six months of 2002, in particular the technology and Internet weighted NASDAQ market, has also contributed to the perception of a slowing domestic economy. The NASDAQ and the DJIA were down by 39 and 6 percent, respectively, for 2000. For the first six months of 2001, the NASDAQ and the DJIA were down by an additional 2.6 and 12.6 percent, respectively.

         Regarding recent economic data and trends, initial claims for unemployment insurance reached a five-year high in early-April 2001, which raised concerns that consumer spending could weaken markedly in the coming months. The April unemployment rate rose to 4.5 percent, which was the highest level in two and one-half years and the loss of jobs experienced in April was the most in any month since February 1991. While April retail sales beat expectations and consumer confidence climbed in April, other economic indicators generally suggested that the economy was continuing to struggle. The manufacturing slump continued in April, new home sales fell in April and profit margins continued to decline in the first quarter. A downward revision in first quarter GDP growth, from 2.0 percent to 1.3 percent, a decline in April durable goods orders and a rise in office vacancy rates in the first quarter further undercut expectations of a rapid recovery in the economy. Economic data for May 2001 suggested that, outside of the manufacturing sector, economic conditions may have leveled off. The loss of jobs in May was modest and the unemployment rate in May declined to 4.4 percent, although the manufacturing sector continued to experience job shrinkage. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. Home sales of previously owned homes rose in May to the third highest monthly level ever recorded and year-to-date sales of existing homes were up 2.6 percent compared to a year ago.

RP Financial, LC.
Page 2.4


         Economic data for June 2001 provided mixed signals on the strength of the economy. The jobless rate for June rose to 4.5 percent in June from 4.4 percent in May, but consumer spending held up in June and new orders for durable goods were strong in June. Early indications for July suggested that the job market worsened for July, but inflation remained tame as import prices continued to decline in June. GDP growth for the second quarter was a meager 0.7 percent, the weakest growth in eight years, as business cut investment spending by the largest amount in nearly two decades. The economy continued to struggle in July as weakness that began in the manufacturing sector spread to other areas.
Unemployment held steady at 4.5 percent in July, although the labor report showed another drop in the number of jobs. However, inflation remained in-check, as consumer prices fell in July on lower energy prices.

         Interest rate trends have been varied since the beginning of 2001. Concerns of a slumping economy prompted the Federal Reserve to reduce the overnight Fed funds rate by 50 basis points in early-January 2001, which was followed with another 50 basis point rate cut at the end of January. Short-term interest rates continued to decline through the end of the first quarter, as the Federal Reserve cut short-term interest rates by another 50 basis point in late-March. The third rate-cut in 2001 provider for a steeper yield curve, as long-term interest rates edged higher at the end of the first quarter. The steepening of the yield curve continued at the beginning of the second quarter, particularly following the surprise inter-meeting rate cut that was implemented by the Federal Reserve in mid-April 2001. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Lower short-term yields and higher long-term yields both contributed to the steepening slope of the yield curve, as investors sold longer-term U.S. Treasuries in anticipation of more rate cuts by the Federal Reserve. The Federal Reserve cut short-term rates by a half a point at its mid-May meeting, indicating concerns that a recession remains the greatest danger for the U.S. economy. Interest rates eased lower through most of June, as economic data continued to indicate modest risk of inflation.

         Low inflation readings and ongoing weakness in the economy facilitated a sixth rate cut of 0.25 percent by the Federal Reserve at its late-June meeting. Interest rates eased lower in mid-July, in conjunction with the weak employment report for June and indications that the job

RP Financial, LC.
Page 2.5


market continued to deteriorate in July. The Federal Reserve cut interest rates by 0.25 percent in mid-August, citing continued weakness in business investment and profits and slowing growth overseas. The Federal Reserve also indicated that it is more likely to lower than increase rates in the future. As of August 24, 2001, one- and thirty-year U.S. government bonds were yielding 3.48 percent and
5.45 percent, respectively. Historical interest rate data is provided in Exhibit II-2.


Market Area Demographics
------------------------

         Exhibit II-3 includes detailed information regarding the demographic trends for the Bank's market area counties from 1990 to 2000 and projected through 2005. Data for the nation and the State of Pennsylvania is included for comparative purposes. The Bank's two county market area contained a total population of approximately 275,000 as of 2000, with Beaver County containing 67 percent of the population base. Beaver County, the location of the Bank's headquarters office and almost all of the Bank's deposits, reported an annual population loss of 0.3 percent between 1990 and 2000. Lawrence County also reported slight losses in population. These losses are unfavorable in comparison to the state (an annual increase of 0.1 percent), and the nation (an annual increase of 1.0 percent, and represent unfavorable trends for Bank as they are indicative of the continued dependence on manufacturing (including steel) for employment Population and household growth trends described above are forecasted to improve somewhat over the next several years, although growth is expected to remain minimal at best.

         Another indication of the Bank's market area, median household income and per capita income data (see Exhibit II-3) was below statewide averages in both counties, with Beaver County's median household income equal to 88 percent of the statewide average and per capita income equal to 82 percent of the statewide average. Lawrence County's income levels were lower than Beaver County's, although the more rural nature of these two counties results in lower income levels overall.

RP Financial, LC.
Page 2.6


Local Economy
-------------

         Beaver County has been historically and continues to have a large concentration of manufacturing, in particular steel manufacturing and related production typical to the Pittsburgh region. Other significant types of employment include services, wholesale/retail trade and government, all three of which are generally major employers in a local economy. The region also generally remains somewhat rural in nature, in particular in Lawrence County, and thus has a noticeable farming economic sector. The two county region's economy has also been effected due to the proximity to the Pittsburgh metropolitan area, as residents have moved further into suburban type areas, but continue to work in the city of Pittsburgh. Table 2.1 lists the largest employers in Beaver County, highlighting the major role of steel related employment to the regional economy.


                                    Table 2.1
                            Peoples Home Savings Bank
                          Beaver County Major Employers

                                                                                            Approximate
          Employer                                      Industry/Product                   of Employees
          --------                                      ----------------                   ------------
         The Medical Center, Beaver, PA, Inc.            Health Care                             2,234
         Duquesne Light Company                          Utility                                 1,315
         Beaver County Government                        Local Government                        1,300
         Koppel Steel Corporation                        Steel Manufacturing                       814
         Zinc Corp. of America                           Zinc Manufacturing                        772
         Beaver Valley Geriatric Center                  Health Care                               715
         State Government                                State Government                          710
         Cutler-Hammer, Inc.                             Industry Products                         680
         Anchor Hocking Industrial Glass, Inc.           Industrial Lighting Manuf.                670
         Univ. of Pittsburgh Medical Center              Health Care                               630
         J&L Specialty Products Corp.                    Various Steel Products                    611
         Nova Chemicals                                  Manuf./Distributes Chemicals              604
         LTV Steel                                       Steel Production                          509

         Source:  County Chamber of Commerce, as of 1999.

RP Financial, LC.
Page 2.7


         As shown in Table 2.2 below, the state of Pennsylvania and both market area counties reported the largest proportion of employment in services and wholesale/retail trade, indicative of a relatively diversified employment base. However, Beaver and Lawrence Counties both recorded slightly higher percentages of employment in manufacturing than the state, averaging over 22 percent versus 21 percent for the state. The more rural Lawrence County reported the highest proportion of agriculture employment. Most of the other employment sectors, including government employment, followed that statewide averages relatively closely. The presence of a higher level of manufacturing employment generally is an unfavorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. In Peoples Home's market area, there is thus some exposure to a downturn in the overall economy, although the employment base remains relatively diversified which would lessen the impact of a downturn in manufacturing. See Exhibit II-4 for additional data and details.


                                    Table 2.2
                     Primary Market Area Employment Sectors
                            (Percent of Labor Force)

  Employ. Sectors                 Pennsylvania         Beaver          Lawrence
  ---------------                 ------------         ------          --------

  Services                           33.3%             31.1%            28.9%
  Wholesale/Ret. Trade               21.2              21.2             22.8
  Manufacturing                      14.0              14.6             13.7
  Government                         11.1              12.3             11.1
  Transportation/Public Util.         5.0               7.3              5.2
  Construction                        5.4               6.1              7.4
  Finance, Ins., Real Estate          7.4               5.4              7.4
  Agriculture                         2.1               1.8              3.3
  Other                               0.4               0.3              0.3
                                      ---               ---              ---
                                    100.0%            100.0%           100.0%

Source:  REIS DataSource.



         As shown in Table 2.3, similar to statewide and national trends, unemployment in the Bank's market area communities has increased in the last twelve months, with more rural Lawrence County recording the highest unemployment rate, well above comparative averages. Beaver County's unemployment rate remained higher than the comparative averages. The

RP Financial, LC.
Page 2.8


higher unemployment rates are an unfavorable sign as they reflect a certain lack of demand for workforce employees, all the more significant as these counties are also experiencing declines in overall population. In Lawrence County, the smaller populated area, the small labor force base of these counties also indicate that a small change in employment will cause a larger change to the unemployment rate.

                                    Table 2.3
                            Peoples Home Savings Bank
                         Market Area Unemployment Trends

                                           June 2000            June 2001
                  Region                 Unemployment         Unemployment
                  ------                 ------------         ------------
                  United States              4.2%                 4.7%
                  Pennsylvania               4.3%                 4.8%
                  Beaver County              4.5%                 5.0%
                  Lawrence County            5.2%                 5.8%

                  Source: U.S. Bureau of Labor Statistics.



Competition
-----------

         Forecasts of continued relatively slow growth, or even declines in population and households in the Bank's primary market area suggests that there will be relatively moderate deposit growth for local financial institution branches. Table 2.4 displays deposit trends for thrifts and commercial banks in the market area from 1997 to 2000. Since 1997, deposit growth in Pennsylvania has been positive for savings institutions but slightly negative for commercial banks, with savings institutions gaining an average of 8 percent of deposits annually over the three year period. Commercial banks continue to maintain the majority of deposit funds in the state of Pennsylvania, approximately 80 percent of all deposits as of the most recent date.

         Within the regional market area, Beaver County recorded a slight increase in deposits, due to a noticeable increase in thrift deposits, since 1997 while Lawrence County recorded a decline of less than one percent annually. Commercial banks have a majority of deposit funds in both market area counties examined, and dominated the growth trend in Lawrence County due to commercial bank acquisitions of thrifts. Peoples Home has recorded deposit growth above the

RP Financial, LC.
Page 2.9


county-wide average in both market area counties since 1997, and increased market share slightly, to 9.7 percent in Beaver County and 1.5 percent in Lawrence County. However, based

RP Financial, LC.
Page 2.10


                                                        Table 2.4
                                                Peoples Home Savings Bank
                                                     Deposit Summary

                                                     As of June 30,
                          ----------------------------------------------------------------------------------------
                                    1997                                   2000
                          ----------------------------------   ------------------------------------      Deposit
                                         Market     # of                        Market     # of        Growth Rate
                           Deposits      Share    Branches        Deposits       Share   Branches       1997-2000
                           --------      -----    --------        --------       -----   --------       ---------
                                                 (Dollars in Thousands)                                    (%)
State of Pennsylvania     $ 171,766,000   100.0%      4,474      $ 177,020,000    100.0%     4,530          1.0%
  Commercial Banks          143,735,000    83.7%      3,675        141,477,000     79.9%     3,575         -0.5%
  Savings Institutions       28,031,000    16.3%        799         35,543,000     20.1%       955          8.2%

Beaver County             $   1,812,359   100.0%         70      $   1,830,113    100.0%        54          0.3%
  Commercial Banks            1,473,970    81.3%         56          1,385,325     75.7%        38         -2.0%
  Savings Institutions          338,389    18.7%         14            444,788     24.3%        16          9.5%
     Peoples Home               162,768     9.0%          8            177,693      9.7%         8          3.0%

Lawrence County           $   1,321,597   100.0%         34      $   1,300,548    100.0%        34         -0.5%
  Commercial Banks              882,293    66.8%         27          1,085,531     83.5%        29          7.2%
  Savings Institutions          439,304    33.2%          7            215,017     16.5%         5        -21.2%
     Peoples Home                18,829     1.4%          1             19,810      1.5%         1          1.7%


Source:  FDIC; OTS.

RP Financial, LC.
Page 2.11


         on these market share figures, Peoples Home has continued ability to increase deposits, and therefore deposit market share in both counties.

Summary
-------

         The overall condition of the primary market area can be characterized as stable, with little additional growth potential based on regional population and economic projections. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Peoples Home having to pay competitive deposit rates, provide high quality service and provide electronic banking capabilities to increase local market share.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS



         This chapter presents an analysis of PHSB Financial's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of PHSB Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to PHSB Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


Peer Group Selection
--------------------

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 280 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

RP Financial, LC.
Page 3.2


differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since PHSB Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of PHSB Financial. In the selection process, we applied two "screens" to the universe of all public companies:

o Screen #1. Western Pennsylvania fully-converted institutions with assets less than $1 billion, with positive earnings and a return on equity less than 15 percent. Four companies met the criteria for Screen #1 and all were included in the Peer Group: Fidelity Bancorp, Inc. of Pittsburgh, First Bell Bancorp, Inc. of Pittsburgh, GA Financial, Inc. of Pittsburgh and Pittsburgh Financial Corporation of Wexford. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts in Pennsylvania.

o Screen #2. Institutions nationwide, with equity/assets greater than 12 percent, assets between $250 million and $500 million. Ten companies met the criteria for Screen #2 and all were included in the Peer Group: Peoples Bancorp, Inc. of Indiana, Lawrence SB of Massachusetts, Riverview Bancorp, Inc. of Washington, First SecurityFed Financial Corp. of Illinois, Oregon Trail Financial Corporation of Oregon, Guaranty Federal Bancshares, Inc. of Missouri, Timberland Bancorp, Inc. of Washington and First Capital, Inc. of Indiana. Exhibit III-3 provides financial and public market pricing characteristics of these Peer Group companies.


         Table 3.1 shows the general characteristics of each of the twelve Peer Group companies. While there are expectedly some differences between the Peer Group companies and PHSB Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.
Exhibit III-4 presents various economic and demographic data regarding the Holding Company and the Peer Group. The following sections present a comparison of PHSB Financial' financial condition, income and expense trends, loan composition, interest rate and credit risk versus the Peer Group as of the most recent publicly available date.

RP Financial, LC.
Page 3.3


     TABLE 3.1 - Peer Group of Publicly - Traded Thrifts - September 1, 2001
                 NOT FILED - In Accordance with Rule 202 of Regulation S-T

RP Financial, LC.
Page 3.4



     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

o Fidelity Bancorp, Inc. of Pittsburgh, PA. Selected due to similar market area, traditional thrift operating strategy, comparable asset size. Fidelity reported a comparable return on average assets, similar contribution from non-interest income and less favorable credit quality measures.

o First Bell Bancorp, Inc. of Pittsburgh, PA. Selected due to similar market area and traditional thrift operating strategy. First Bell reported a lower capital ratio, comparable return on average assets, lower operating expenses, a similar risk-weighted assets ratio and similar asset quality ratios.

o GA Financial, Inc. of Pittsburgh, PA. Selected due to similar market area, traditional thrift operating strategy, similar earning asset structure, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, similar emphasis on 1-4 family lending, and favorable credit quality measures.

o Pittsburgh Financial Corp. of Wexford, PA. Selected due to similar market area, traditional thrift operating strategy, emphasis on residential lending.

o First Capital, Inc. of Corydon, IN. Selected due to traditional thrift operating strategy, comparable asset size and capital ratio, similar funding structure and similar operating expense ratios.

o First SecurityFed Financial, Inc. of Chicago, IL. Selected due to traditional thrift operating strategy, similar equity/assets and overall asset size, focus on investment in investment securities and MBS and residential lending, similar earnings contribution from sources of non-interest operating income.

o Guaranty Federal Bancshares, Inc. of Springfield, MO. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, similar net interest margin.

o Peoples Bancorp of Auburn, IN. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, earnings contribution from sources of non-interest income.

o Lawrence SB of North Andover, MA. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, investment in MBS and securities, similar net interest margin, earnings contribution from sources of non-interest income.

o Oregon Trail Financial Corp. of Baker City, OR. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, investment in MBS and securities, similar net interest margin, favorable credit quality figures, and investment into consumer loans.

o Riverview Bancorp, Inc. of Vancouver, WA. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, investment in MBS and securities, similar net income, similar reserve coverage figures.

RP Financial, LC.
Page 3.5


o Timberland Bancorp, Inc. of Hoquiam, WA. Selected due to traditional thrift operating strategy, similar equity/assets ratio and asset size, similar contribution of non-interest income, similar operating expense ratio.

         In aggregate, the Peer Group companies maintain a lower level of capital than the industry average (12.2 percent of assets versus 10.6 percent for all public companies), generate slightly higher earnings as a percent of average assets (0.93 percent ROAA versus 0.76 percent for all public companies), and generate a lower ROE (7.55 percent core ROE versus 7.94 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

                                                       All
                                                 Publicly-Traded   Peer Group
                                                 ---------------   ----------

         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                               $2,009             $488
         Market capitalization ($Mil)                $242.9            $58.9
         Equity/assets (%)                            10.6%            12.2%
         Core return on assets (%)                    0.71%            0.90%
         Core return on equity (%)                    7.37%            7.33%

         Pricing Ratios (Averages)(1)
         -------------------------
         Core price/earnings (x)                      16.4x            15.0x
         Price/book (%)                              121.0%           104.9%
         Price/assets (%)                             12.4%            12.9%

         (1)      Based on market prices as of August 24, 2001.


         Ideally, the Peer Group companies would be comparable to PHSB Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to PHSB Financial, as will be highlighted in the following comparative analysis.

RP Financial, LC.
Page 3.6


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for PHSB Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Holding Company's ratios reflect balances as of June 30, 2001, while the Peer Group's ratios reflect balances as of March 31, 2001. PHSB Financial's equity-to-assets ratio of 10.8 percent was below the Peer Group's average net worth ratio of 12.2 percent. The Holding Company's pro forma capital position will increase with the addition of stock proceeds, and is expected to exceed that of the Peer Group. Intangibles were a larger factor on the Peer Group's balance sheet, as the Holding Company and the Peer Group posted tangible equity-to-assets ratios of 10.8 percent and
12.0 percent, respectively. The Holding Company's higher pro forma capital position is considered to be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. Both the Holding Company's and the Peer Group's capital ratios reflected surpluses with respect to the regulatory capital requirements, with the Peer Group's reflecting greater surpluses currently than maintained by the Holding Company.

         The interest-earning asset compositions for the Holding Company and the Peer Group were somewhat dissimilar, with loans constituting the bulk of interest-earning assets for the Peer Group, and PHSB Financial reporting higher levels of MBS and investment securities. PHSB Financial maintained a lower concentration of loans as a percent of assets than the Peer Group (44.5 percent versus 67.7 percent for the Peer Group), while the Holding Company's cash and investments/MBS-to-assets ratio was higher than the comparable ratio for the Peer Group (52.6 percent versus 28.7 percent for the Peer Group). Overall, PHSB Financial' and the Peer Group's interest-earning assets both amounted to 97.1 and 96.4 percent of assets, respectively.

         PHSB Financial' funding liabilities reflected more similarities relative to that of the Peer Group's funding composition. The Holding Company's deposits equaled 70.8 percent of assets, which was above the Peer Group average of 61.8 percent. Borrowings accounted for a lower portion of the Holding Company's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 17.7 percent and 24.5 percent for PHSB Financial and the Peer Group, respectively. The Peer Group's current higher capital position implies that the Peer

RP Financial, LC.
Page 3.7


TABLE 3.2 - Balance Sheet Composition and Growth Rates - Comparable Institution
            Analysis As Of March 31, 2001
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 3.8


Group has greater capacity to leverage through borrowings than the Holding Company, however on a pro forma basis PHSB Financial will have a higher capacity to leverage the balance sheet. Total interest-bearing liabilities maintained as a percent of assets equaled 88.5 percent and 86.3 percent for PHSB Financial and the Peer Group, respectively, with the Peer Group's lower ratio being supported by maintenance of a higher capital position.

         A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Holding Company's ratio, based on respective ratios of 111.7 percent and 109.7 percent. The additional capital realized from stock proceeds should serve to provide PHSB Financial with an IEA/IBL ratio that exceeds the Peer Group's ratio.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. PHSB Financial's growth rates are based on annual growth for the eighteen months ended June 30, 2001, while the Peer Group's growth was based on the twelve months ended March 31, 2001. Asset growth rates of positive
3.5 percent and positive 8.3 percent were posted by the Holding Company and the Peer Group, respectively. The Peer Group's stronger growth was in part supported by thrifts operating in stronger economic markets, such as Riverview Bancorp and Timberland Bancorp, both in Washington State. PHSB Financial' more moderate asset growth was realized through growth in both loans and cash, MBS and investments. Similarly, growth in these earning asset categories accounted for most of the Peer Group's asset growth. Overall, the Peer Group's asset growth measures were considered to be more favorable with respect to supporting greater earnings growth.

         Deposit growth funded the Holding Company's asset growth, while PHSB Financial's utilization of borrowings decreased slightly during the most recent eighteen month period. Asset growth for the Peer Group was funded by a combination of deposits and borrowings. Deposit growth of 4.2 percent posted by the Holding Company was noticeably lower than the Peer Group's deposit growth rate of 9.7 percent. As noted above, the Peer Group's deposit growth was in part supported by operations in stronger economic growth areas. The 8.6 percent borrowings growth rate shown for the Peer Group average exceeded the Holding Company's deposit decline of 0.2 percent.

RP Financial, LC.
Page 3.9


         Capital growth rates posted by the Holding Company and the Peer Group equaled positive 6.2 percent and positive 8.3 percent, respectively. The Peer Group's higher capital growth rate was attributable to its higher level of net income. Following the increase in capital realized from conversion proceeds, the Holding Company's capital growth rate will be depressed by its higher pro forma capital position, as well as by dividend payments on 100 percent of the shares outstanding and possible stock repurchases.


Income and Expense Components
-----------------------------

         PHSB Financial and the Peer Group reported net income to average assets ratios of 0.78 percent and 0.93 percent, respectively (see Table 3.3), based on earnings for the twelve months ended June 30, 2001 for PHSB Financial and March 31, 2001 for the Peer Group. A lower level of loan loss provisions, a higher level of non-interest operating income and a lower level of operating expenses accounted for the Peer Group's higher profitability, which was partially offset by the Holding Company's higher net interest margin.

         PHSB Financial's slightly higher net interest margin resulted from a lower interest expense ratio. The Peer Group's higher interest income ratio was realized through maintaining a higher yield earned on interest-earning assets, which was supported by its higher ratio of loans comprising interest-earning assets and similar level of diversification into higher yielding loans. The Holding Company's lower interest expense ratio was supported by maintaining a lower cost of funds. Overall, PHSB Financial and the Peer Group reported net interest income to average assets ratios of 3.12 percent and 3.05 percent, respectively.

         In another key area of core earnings, the Holding Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Holding Company and the Peer Group recorded operating expense to average assets ratios of 2.33 percent and 2.04 percent, respectively. PHSB Financial's higher operating expense ratio can in part be explained by its maintenance of a slightly higher number of employees for its asset size, as compared to the Peer Group companies on average. Assets per full time equivalent employee equaled $3.4 million for the Holding Company, versus a comparable measure of $4.4 million for

RP Financial, LC.
Page 3.10



TABLE 3.3 - Income as a Percent of Average Assets and Yields, Costs, Spreads
            Comparable Institution Analysis for the Twelve Months Ended March 31, 2001
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 3.11


the Peer Group. The Holding Company's higher staffing requirements can in part be attributed to the size of the branch network and maintenance of a separate administrative office.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Holding Company's earnings strength was less favorable than the Peer Group's. Expense coverage ratios posted by PHSB Financial and the Peer Group equaled 1.34x and 1.50x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.38 percent and
0.33 percent of the Peer Group's and PHSB Financial's average assets, respectively. The Peer Group's non-interest operating income-to-average assets ratios also compared favorably to the 0.53 percent ratio posted by all publicly-trade thrifts. Taking non-interest operating income into account in comparing the Holding Company's and the Peer Group's earnings, PHSB Financial's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of
67.5 percent was less favorable than the Peer Group's efficiency ratio of 59.5 percent.

         Loan loss provisions had a larger impact on the Holding Company's earnings, amounting to 0.20 percent and 0.10 percent of PHSB Financial's and the Peer Group's average assets, respectively. Loss provisions established by the Holding Company were indicative of the emphasis on higher risk consumer lending, in particular automobile lending, notwithstanding the similar level of loan diversification into higher risk types of lending by both the Peer Group and PHSB Financial.

         Net gains made a minimal contribution to both the Holding Company's and Peer Group's earnings, with such gains amounting to 0.02 percent and 0.04 percent of average assets for PHSB

RP Financial, LC.
Page 3.12


Financial and the Peer Group, respectively. Given the relative level of such gains in both income statement, the net gains reflected in the Holding Company's and the Peer Group's earnings will be included in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Holding Company's or the Peer Group's earnings.

         The Holding Company experienced a lower impact from taxation, as PHSB Financial and the Peer Group posted effective tax rates of 24.6 percent and 28.3 percent, respectively. The Holding Company's lower tax rate was due to a level of investment in tax-free municipal bonds and securities.


Loan Composition
----------------

         Table 3.4 presents data related to the loan composition of PHSB Financial and the Peer Group. In comparison to the Peer Group, the Holding Company's loan portfolio composition reflected a higher concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (55.1 percent versus 53.4 percent for the Peer Group). Within these two asset categories, PHSB Financial reported a higher concentration of mortgage-backed securities and a lower level of 1-4 family loans. The Holding Company did not report any balances of loans serviced for others, while the Peer Group reported an average balance of loans serviced for others equal to 5.9 percent the Peer Group's average assets, thereby representing a potentially greater source of non-interest income for the Peer Group. Loan servicing intangibles were also a more significant factor for the Peer Group, as servicing assets equaled 0.03 percent of the Peer Group's assets.

         Diversification into higher risk types of lending was more significant for the Holding Company on average. Consumer loans and commercial business loans represented the most significant area of diversification for PHSB Financial (23.6 percent of assets), followed by construction and land loans (0.8 percent of assets) and commercial real estate/multi-family loans (0.2 percent of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans and construction/land loans, with those portfolios

RP Financial, LC.
Page 3.13


TABLE 3.4 - Loan Portfolio Composition and Related Information Comparable
            Institution Analysis as of March 31, 2001.
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 3.14


equaling 10.9 percent and 6.0 percent of assets, respectively. Consumer loans were a larger areas of lending diversification for the Holding Company. The Holding Company's lower concentration of loans translated into a lower risk weighted assets-to-assets ratio than maintained by the Peer Group (42.6 percent versus 60.5 percent for the Peer Group).


Credit Risk
-----------

         The Holding Company's credit risk exposure appears to be somewhat lower than the Peer Group's, on average, based on the Holding Company's lower ratios of non-performing loans and non-performing assets. As shown in Table 3.5, the Holding Company's non-performing loans/loans and non-performing assets/assets ratios of 0.34 percent and 0.18 percent, respectively, were below the comparable Peer Group ratios of 0.89 and 0.69 percent. In addition loss reserve ratios were stronger for PHSB Financial, as the Holding Company maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (283.2 percent versus 88.0 percent for the Peer Group) and as a percent of loans (1.14 percent versus 0.80 percent for the Peer Group). Net loan charge-offs were a larger factor for PHSB Financial (0.38 percent of loans versus 0.10 percent for the Peer Group).


Interest Rate Risk
------------------

         Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Holding Company versus the Peer Group companies. In terms of current balance sheet composition, PHSB Financial's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, PHSB Financial's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. The level of non-interest earning assets maintained on the balance sheet were a favorable interest rate risk factor for the Holding Company. On a pro forma basis, the infusion of stock proceeds should serve to offset the current gap between the Holding Company's and the Peer Group's ratios, and PHSB Financial's ratios are expected to exceed that of the Peer Group To analyze interest rate risk associated with the net interest margin, we reviewed quarterly

RP Financial, LC.
Page 3.15



TABLE 3.5 - Credit Risk Measures and Related Information, Comparable Institution
            Analysis, as of March 31, 2001 or Most Recent Data Available
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 3.16


TABLE 3.6 - Interest Rate Risk Measures and Net Interest Income Volatility;
            Comparable Institution Analysis, as of March 31, 2001 or Most Recent Date Available
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 3.17


changes in net interest income as a percent of average assets for PHSB Financial and the Peer Group. In general, the relative fluctuations in both the Holding Company's and the Peer Group's net interest income to average assets ratios were considered to be fairly limited and, thus, based on the interest rate environment that prevailed during the period covered in Table 3.6, neither PHSB Financial or the Peer Group were viewed as having significant interest rate risk exposure in their respective net interest margins. The stability of the Holding Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of PHSB Financial' assets.


Summary
-------

         Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of PHSB Financial. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis and methodology used to determine PHSB Financial's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted by the FDIC, particularly regarding selection of the Peer Group, fundamental analysis on both the Holding Company and the Peer Group, and determination of the Holding Company's pro forma market value utilizing the market value approach.

Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing

RP Financial, LC.
Page 4.2


pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Holding Company's operations and financial condition; (2) monitor the Holding Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Holding Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including PHSB Financial's value, or PHSB Financial's value alone. To the extent a change in factors impacting the Holding Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Holding Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Holding Company relative to

RP Financial, LC.
Page 4.3


the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of PHSB Financial coming to market at this time.

1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Holding Company's and the Peer Group's financial strength are noted as follows:

     o    Overall A/L  Composition.  Loans  funded by retail  deposits  were the primary components of the Peer Group's balance sheets, while the Holding Company reported a majority of assets in cash and investment securities. PHSB Financial and the Peer Group exhibited a similar degree of diversification into higher risk and higher yielding types of loans. The Holding Company's lower concentration of loans and similar amount of lending diversification translated into a lower risk weighted assets-to-assets ratio than maintained by the Peer Group, however the lower level of loans translated into lower earnings potential for PHSB Financial. PHSB Financial's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Holding Company maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Holding Company's IEA/IBL ratio to a level in excess of the Peer Group. For valuation purposes, RP Financial concluded that a moderate downward adjustment was warranted for the Holding Company's overall asset/liability composition.

     o Credit Quality. Both the Holding Company's and the Peer Group's credit quality measures, based on balance sheet data, were indicative of fairly limited credit risk exposure. The Holding Company's credit quality measures were considered to be more favorable than the Peer Group's, based on a lower non-performing assets-to-assets ratio and a lower non-performing loans-to-loan ratio than the comparable Peer Group ratios. The Holding Company's risk weighted assets-to-assets ratio was also lower than the Peer Group's ratio. However, PHSB Financial experiences a noticeably higher rate of net loan chargeoffs, which indicates that the Holding Company does not allow non-performing assets to remain as such for

RP Financial, LC.
Page 4.4


          extended periods of time, preferring to write off the balances of such loans. This minimizes the ongoing level of reported non-performing assets. Separately, the Holding Company also maintained higher loss reserves than the Peer Group, as a percent of non-performing assets, non-performing loans and net loans receivable. Taking these various factors into account, in comparison to the Peer Group, the Holding Company's measures tended to imply a similar degree of credit exposure and, thus, RP Financial concluded that no adjustment was warranted for the Holding Company's credit quality.

     o Balance Sheet Liquidity. The Holding Company operated with a higher level of cash and investment securities relative to the Peer Group (52.6 percent of assets versus 28.7 percent for the Peer Group). Following the infusion of stock proceeds, the Holding Company's cash and investments ratio is expected to increase as the proceeds retained at the Holding Company level are anticipated to be initially deployed into investments. PHSB Financial's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Holding Company and the Peer Group were considered to have ample borrowing capacities and PHSB Financial's expected higher capital position post conversion implied a greater capacity to leverage through utilization of borrowings. Overall, balance sheet liquidity for the Holding Company was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for the Holding Company's balance sheet liquidity.

     o Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Holding Company and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. The Holding Company's overall funding composition provided for a lower cost of funds than maintained by the Peer Group. In total, the Holding Company maintained a higher level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Holding Company's capital ratio and a resulting decline in the ratio of interest-bearing liabilities maintained as a percent of assets, such that the although the Holding Company's pro forma ratio will likely be lower than that maintained by the Peer Group. Overall, RP Financial concluded that no adjustment was warranted for PHSB Financial's funding composition.

     o Capital. The Holding Company operates with a lower pre-conversion capital ratio than the Peer Group. After factoring in stock proceeds, the Holding Company's tangible capital position will exceed the Peer Group's ratio. The Holding Company's higher capital position implies more leverage capacity post conversion, a lower dependence on interest-bearing liabilities to fund assets and a higher capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Holding Company's capital position.

RP Financial, LC.
Page 4.5


         On balance, PHSB Financial's less favorable asset/liability composition was negated by the its greater post conversion capital strength. Accordingly, we concluded that no valuation adjustment was warranted for the Holding Company's financial strength.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o Reported Earnings. The Holding Company recorded lower earnings on a ROAA basis (0.78 percent of average assets versus 0.93 percent for the Peer Group). A lower operating expense ratio largely accounted for the Peer Group's more favorable reported earnings. A higher level of non-interest operating income, higher net gains and a lower level of loan loss provisions were also factors that supported the Peer Group's higher return. A higher net interest margin represented an earnings advantage for the Holding Company. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Holding Company's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with stock benefit plans. Overall, the differences between the Holding Company's and the Peer Group's reported earnings were considered to be representative of the Peer Group's superior earnings strength and, thus, PHSB Financial's lower reported earnings warranted a moderate downward adjustment for valuation purposes.

     o    Core  Earnings.  Both  the  Holding  Company's  and the  Peer  Group's
          earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Holding Company operated with a higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Holding Company's lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.34x versus 1.50x for the Peer Group). Likewise, due to the Holding Company's higher operating expenses, as well as lower level of non-interest operating income, the Peer Group's efficiency ratio was more favorable than the Holding Company's (59.5 percent versus 67.5 percent for the Holding Company). Loss provisions had a slightly larger impact on PHSB Financial's earnings. Overall, these measures, as well as the expected earnings benefits the Holding Company should realize from the redeployment of stock proceeds into interest-earning assets, indicated that PHSB Financial's core

RP Financial, LC.
Page 4.6


          earnings were not as strong as the Peer Group's and a moderate downward adjustment was warranted for the Holding Company's core earnings.

     o Interest Rate Risk. Quarterly changes in the Holding Company's and the Peer Group's net interest income to average assets ratios indicated a similar degree of interest rate risk exposure in their respective net interest margins, as the Holding Company's and the Peer Group's net interest margins exhibited fairly limited quarterly fluctuations during the period analyzed. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were generally more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Holding Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, and is expected to exceed that of the Peer Group. Accordingly, RP Financial concluded that the Holding Company's interest rate risk exposure on a pro forma basis was similar to the Peer Group's and no adjustment was warranted for valuation purposes.

     o Credit Risk. Loan loss provisions were a larger factor in PHSB Financial's earnings. In terms of future exposure to credit quality related losses, both the Holding Company's and the Peer Group's operating strategies and credit quality measures indicated relatively limited credit risk exposure. Lending diversification into higher risk types of loans was similar for the Holding Company and the Peer Group. The Holding Company's and the Peer Group's credit quality measures indicated a lower level of non-performing assets and stronger reserve coverage ratios maintained by PHSB Financial. Overall, RP Financial concluded that no adjustment was warranted for the Holding Company's credit risk.

     o Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. The Peer Group's historical asset growth has been stronger than the Holding Company's, indicating a greater ability to expand operations and leverage the existing capital base. Following the infusion of stock proceeds, the Holding Company's earnings growth potential with respect to leverage capacity will be higher than the Peer Group's, creating a greater need to expand the asset base. In addition, the Holding Company's market area compares unfavorably to the Peer Group's, in terms of demographic and economic trends, and these characteristics are shown in the Holding Company's current low level of loans receivable as a percent of assets. As such, the lack of loan demand, and subsequent investment in lower yielding investment securities, reduces future earnings growth potential. Overall, the Holding Company's earnings growth potential appears to be less favorable compared to the Peer Group's, and, thus, we concluded that a significant downward adjustment was warranted for this factor.

     o Return on Equity. The Holding Company's return on equity will be below the comparable averages for the Peer Group and the industry, owing to PHSB Financial's lower pro forma core earnings and higher capital ratio. In view of the lower capital growth rate that will be imposed by PHSB Financial's lower ROE,

RP Financial, LC.
Page 4.7


          we concluded that a moderate downward adjustment was warranted for the Holding Company's ROE.

         Overall, in light of the Holding Company's less favorable reported and core earnings, less favorable earnings growth potential and expected lower return on equity, RP Financial concluded that a moderate downward valuation adjustment was warranted for the Holding Company's profitability, growth and viability of earnings.


3.       Asset Growth
         ------------

         PHSB Financial's asset growth was lower than Peer Group's during the period covered in our comparative analysis (positive 3.5 percent versus positive
8.3 percent for the Peer Group). On a pro forma basis, the Holding Company's tangible equity-to-assets ratio will be higher than the Peer Group's ratio, indicating greater leverage capacity for the Holding Company. At the same time, the unfavorable market area demographic and economic trends in PHSB Financial's market area will likely serve to restrict growth opportunities for the Holding Company. On balance, we believe a slight downward adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the west central Pennsylvania market area, the Holding Company faces significant competition for loans and deposits from larger financial institutions, many of which provide a broader array of services and have significantly larger branch networks than maintained by the Holding Company. PHSB Financial's primary market area for deposits and loans is considered to be Beaver County and the southern portion of Lawrence County, where all of the Holding Company's branches are located, and surrounding contiguous markets. The west central Pennsylvania economy has recorded negative demographic trends for the Holding Company's primary market area, as measured by declines in population and households during the 1990s. Per capita income measures in Beaver and Lawrence Counties indicate that the Holding Company operates in a less affluent market area, which is also viewed as unfavorable in terms of limiting credit risk exposure and supporting growth opportunities.

RP Financial, LC.
Page 4.8


         Overall, the markets served by the Peer Group companies were viewed as having more favorable growth characteristics. The primary markets served by the Peer Group companies have on average experienced an increase in population during the 1990s and population growth in those markets is projected to continue to increase, on average, over the next five years. The Peer Group companies serve more populous and faster growing markets than the primary market area served by the Holding Company. The median deposit market share maintained by the Peer Group companies was comparable to the Holding Company's market share of deposits in Beaver County. In general, the growth potential of the markets served by the Peer Group companies was viewed as higher compared to PHSB Financial's primary market area. Summary demographic and deposit market share data for the Holding Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, June 2001 unemployment rates for the markets served by the Peer Group companies generally were lower or comparable to the unemployment rates reflected in the Holding Company's primary market area counties. On balance, we concluded that a moderate downward adjustment was appropriate for the Holding Company's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                 PHSB Financial and the Peer Group Companies (1)

                                                       County      6/01 Unemploy
                                                       ------      -------------

   PHSB Financial of PA                                Beaver           5.0%
                                                       Lawrence         5.8
   The Peer Group
   --------------
   Fidelity Bancorp, Inc. of Pittsburgh PA             Allegheny        3.9%
   First Bell Bancorp, Inc. of Pittsburgh PA           Allegheny        3.9
   GA Financial, Inc. of Pittsburgh PA                 Allegheny        3.9
   Pittsburgh Financial Corp. of Wexford PA            Allegheny        3.9
   First Capital, Inc. of Corydon IN                   Harrison         2.5
   First SecurityFed Fin. Corp. of Chicago IL          Cook             6.1
   Guaranty Fed. Bancshares, Inc. of Springfield MO    Greene           2.8
   Peoples Bancorp of Auburn IN                        De Kalb          3.9
   Lawrence SB of North Andover MA                     Essex            3.9
   Oregon Trail Fin. Corp. of Baker City, OR           Baker            6.0
   Riverview Bancorp, Inc. of Vancouver WA             Clark            5.8
   Timberland Bancorp, Inc. of Hoquiam WA              Grays Harbor    10.0

  (1)     Unemployment rates are not seasonally adjusted.
  Source:  U.S. Bureau of Labor Statistics.

RP Financial, LC.
Page 4.9


5.       Dividends
         ---------

         The Holding Company has indicated its intention to pay an annual cash dividend. At this time, the Holding Company has indicated that the annual dividend payment will approximate $0.06 per share at the midpoint of the valuation range, which would provide for a yield of 2.4 percent based on the $10.00 per share initial offering price. As set forth in the prospectus, the indicated annual dividend would range from $0.20 per share at the minimum of the valuation range to $0.28 per share at the maximum of the valuation range. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 2.48 percent to 4.39 percent. The average dividend yield on the stocks of the Peer Group institutions was 3.16 percent as of August 24, 2001, representing an average earnings payout ratio of 48.11 percent. As of August 24, 2001, approximately 86 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.77 percent and an average payout ratio of
38.01 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         The Holding Company's indicated dividend provides for a yield that is lower than the Peer Group's average dividend yield. Based on earnings, the Holding Company's dividend capacity will be more than the Peer Group's. Most notably, the Holding Company's payout ratio of 44.5 percent of core earnings at the midpoint remained below the Peer Group's payout ratio of 38.1 percent. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

RP Financial, LC.
Page 4.10


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $20.6 million to $91.6 million as of August 24, 2001, with an average market value of $58.9 million. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 1.6 million to 5.5 million, with average shares outstanding of approximately 3.8 million. The Holding Company's pro forma market value is expected to be less than the Peer Group's average market capitalization, while PHSB Financial's pro forma shares outstanding should be in the upper end of the range of shares outstanding maintained by the Peer Group companies. It is anticipated that the Holding Company's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Holding Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.


7.       Marketing of the Issue
         ----------------------

         We believe that four separate markets need to be considered for thrift stocks such as PHSB Financial coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in Pennsylvania; and (4) the market for the public stock of PHSB Financial. All of these markets were considered in the valuation of the Holding Company's to-be-issued stock.

RP Financial, LC.
Page 4.11


         A.       The Public Market
                  -----------------

         The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

         In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Signs of a slowing economy generally supported advances in the stock market during most of August 2000, as easing inflation worries lessened expectations of further rate increases by the Federal Reserve. Stocks continued to edge higher following the Federal Reserve's decision to hold rates steady at its late-August 2000 meeting.

         Blue chip stocks traded in a narrow range during the first half of September 2000, while technology stocks generally declined on lower earnings expectations by some of the industry leaders. Financial stocks benefited from a renewal of merger activity, including Citigroup's announced acquisition of Associates First Capital and Chase Manhattan's agreement to buy J.P. Morgan. Soaring oil prices pulled market averages lower in mid-September, as oil prices moved to a new post-Gulf War high. Volatility was evident in the market in late-September, with lower oil prices and more attractive pricing fueling gains in both Old Economy and technology stocks. However, the gains were quickly erased by more profit warnings and an unexpected decline in the September unemployment rate to 3.9 percent.

         The sell-off in stocks intensified in mid-October 2000, as stocks tumbled broadly on concerns of weak corporate earnings, surging oil prices and escalating violence in the Mideast. High technology issues paced a rebound in the market following a week of significant losses, as better-than-expected earnings and more attractive fundamentals provided for a 7.9 percent increase in the NASDAQ and a 158 point gain in the Dow Jones Industrial Average ("DJIA") on

RP Financial, LC.
Page 4.12


October 13, 2000. The sell-off in the broader market resumed the week of October 16th, as disappointing third quarter earnings and inflation worries triggered further declines in the DJIA and the NASDAQ. A flight to safety provided for a rebound in blue chip stocks in late-October, as investors dumped technology stocks in favor of financial and consumer stocks.

         Technology stocks rebounded strongly during the first week of November 2000, reflecting more attractive fundamentals and bullish comments made by Intel. However, following the election, stocks generally declined through the end of November, largely as the result of earnings worries and uncertainty over the outcome of the election. Selling pressure was most significant in the technology sector, with the NASDAQ posting several new yearly lows at the end of November. The resolution of the presidential election provided little relief for the equities market, as stocks generally trended lower in early-December. The sharpest declines continued to be in the technology, with the NASDAQ plunging to an 18-month low on worries of slowing profit growth throughout the technology sector. Disappointment that the Federal Reserve did not cut rates at its December meeting also contributed to the decline in the market averages in mid-December. Bargain hunting provided for a rebound in stocks prior to the holidays, although the NASDAQ was still expected to experience its worst performance year ever. Blue chip and defensive stocks staged a mild rally at the close of 2000, reflecting growing expectations that the slowing economy would produce an interest rate cut by the Federal Reserve. Comparatively, gains in technology stocks were limited by concerns of weaker earnings that may result from the economic slow down.

         Volatility was evident in the stock market at the beginning of 2001. Weak manufacturing data for December sent stocks plunging on the first day of trading of the New Year, as manufacturing activity in December fell to its weakest level in almost ten years. However, stocks moved sharply higher the next day, as the Federal Reserve cut the federal funds rate by 50 basis points in a rare decision to move interest rates between formal meetings of the Federal Reserve Board. For the balance of January, stocks generally settled into a more narrow trading range, as investors reacted to the release of various fourth quarter earnings reports. Anticipation of another interest rate cut by the Federal Reserve supported a rally in stocks at the end of January. Overall, for the month of January, the Dow Jones Industrial Average ("DJIA") and the

RP Financial, LC.
Page 4.13


NASDAQ Composite Index ("NASDAQ") increased by 0.9 percent and 12.2 percent, respectively.

         At the beginning of February 2001, stocks reacted mildly to the widely anticipated 50 basis interest rate cut implemented by the Federal Reserve at the end of January. Further signs of a slow down in the national economy, including an increase in the January unemployment rate and a decline in January manufacturing activity to a level that generally indicates the economy is in a recession, pushed stocks lower into mid-February. Technology stocks generally experienced more significant declines than the broader market, as a number of bellwether technology issues warned of slower revenue growth and reduced profitability for the first half of 2001. The broader market staged a modest recovery in late-February, which was supported by bargain hunting and growing investor expectations of further interest rate cuts by the Federal Reserve.
However, diminished prospects for another interest rate cut before the next Federal Reserve meeting prompted a general decline in the stock market at the end of February.

         More attractive valuations provided a boost to stocks in early-March 2001, but the rally stalled on more earnings warnings and a sell-off in the Tokyo stock market. The bleak outlook for first quarter earnings by a number of the bellwether technology stocks spurred a two-day sell-off in the NASDAQ of more than 11 percent and the S&P 500 fell 4.3 percent on March 12th, which put that index into "bear-market" territory as well. Disappointment of only a 0.50 percent rate cut by the Federal Reserve at its March 20th meeting prompted a new wave of selling, particularly in technology stocks. Signs of a stronger economy supported a late-March rally, which was again cut short by more earnings warnings in the technology sector. The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the Dow Jones Industrial Average ("DJIA") in 23 years. On March 30, 2001, the DJIA closed at 9878.78, a decline of 8.4 percent since year end 2000. Comparatively, the NADAQ declined 25.5 percent in the first quarter.

         Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell Computer Corporation and Alcoa served as a catalyst to one of the largest one-day gains in stock market history on April 5th, with the DJIA and NASDAQ posting

RP Financial, LC.
Page 4.14


gains of 4.2 percent and 8.9 percent, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks raced higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18th. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

         The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to the reverse the downward trend in stock, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters served to end the rally in late-May. In early-June 2001, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. Amid more profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid June. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8th through June 18th. Speculation of another rate cut by the Federal Reserve at it late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July. As an indication of the general trends in the nation's stock markets over the past year, as of August 24, 2001, the DJIA closed at 10423.1 a decrease of 6.9 percent from one year earlier, while the NASDAQ Composite Index stood at 1916.8, a decline of
52.6 percent over the same time period. The Standard & Poors 500 Index closed at 1184.9 on August 24, 2001, a decline of 21.3 percent from a year ago.

RP Financial, LC.
Page 4.15


         The market for thrift stocks has been mixed during the past twelve months. Thrift stocks stabilized in late-August 2000, as the Federal Reserve's decision to leave rates unchanged at its meeting was widely anticipated. Signs of slower economic growth with tame inflation propelled thrift stocks higher through most of September, as interest rate sensitive stocks benefited from lower interest rates and the reversion to a normal yield curve for the first time since mid-January. Larger cap financial stocks also generally moved higher on news of Chase Manhattan's agreement to acquire J.P. Morgan, which was announced on September 13, 2000 and FleetBoston's proposed acquisition of Summit of New Jersey, which was announced on October 2, 2000.

         Financial stocks declined with the broader market following the release of the September 2000 employment data, which showed the unemployment rate matching a 30-year low first reached in April 2000. The sharp sell-off in stocks during mid-October included thrift stocks, reflecting growing concerns of credit quality deterioration and higher interest rates negatively impacting the earnings of financial stocks. Comparatively, thrift stocks posted solid gains during the second half of October, as investors sold technology stocks and moved into financial and other Old Economy stocks.

         Thrift stocks eased lower through most of November 2000, as financial stocks in general experienced selling pressures from growing credit quality concerns and the Federal Reserve's decision not to cut rates at its mid-November meeting. More attractive fundamentals and favorable comments from a thrift analyst provided for a rebound in thrift prices at the end of November. Thrift stocks fared better than the broader market through most of December, as the slowing economy and declining interest rates attracted investors to interest rate sensitive issues in general. Despite the surprise interest rate cut by the Federal Reserve in early-January 2001, thrift stocks trended lower during the first half of January. Profit taking following the year-end rally and concerns that the slowing economy would lead to an increase credit quality problems for lenders, particularly commercial lenders, were factors that contributed to the decline in thrift prices. Thrift stocks rebound during late-January and the first half of February, as the second interest rate cut by the Federal Reserve and expectations of further interest rate cuts served to rekindle interest in thrift issues.

RP Financial, LC.
Page 4.16


         After trading in a narrow range through mid-March 2001, a sell-off in large U.S. banks rippled through the thrift sector as well. Most of the sell-off was attributable to concerns over U.S. bank exposure to troubled Japanese banks, which would only indirectly impact the thrift sector to the extent such problems would impact the U.S. economy. The Federal Reserve's implementation of a third rate cut at its March meeting had little impact on thrift stocks, as thrift stocks followed the broader market lower following the rate cut. However, aided by the decline in short-term interest rates that provided for a steeper yield curve, thrift stocks moved higher at the end of the first quarter. After following the broader market lower in early-April, thrifts stock recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the rate cuts would have on their margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap stocks. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

         Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50 percent rate cut by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, with the strongest gains posted by the large-cap issues. On August 24, 2001, the SNL Index for all publicly-traded thrifts closed at 972.3, an increase of 52.1 percent from one year ago.

RP Financial, LC.
Page 4.17


         B.       The New Issue Market
                  --------------------

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Holding Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

         The market for converting thrifts has shown some signs of strengthening in recent months, although conversion activity has remained somewhat limited. As shown in Table 4.2, only two standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 55.9 percent and 18.2 times, respectively. Four second-step conversions offerings have been completed during calendar years 2000 and 2001, which are considered to be more relevant for purposes of determining PHSB Financial's pro forma pricing. The average pro forma price/tangible book and core price/earnings ratios of the recent second-steps equaled 81.9 percent and 15.1 times, respectively. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks.

RP Financial, LC.
Page 4.18



TABLE 4.2 - Pricing Characteristics and After Market Trends Recent Conversions
            Completed (Last Three Months)
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 4.19


         Exhibit  IV-4  presents   historical   offering  data  for  second-step
conversions,   illustrating  the  historical  trends  and   characteristics   of
second-step offerings.

         As stated previously, only two standard conversions have been completed in the last three month time period, and both companies are not traded on a public exchange. Therefore, no meaningful comparisons are possible regarding pricing ratios of these companies versus PHSB Financial.

         C.       The Acquisition Market
                  ----------------------

                  Also considered in the valuation was the potential impact on PHSB Financial's stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-5, there were six Pennsylvania thrift acquisitions announced between the beginning of 1999 through year-to-date 2001, and there is one acquisition currently pending of Pennsylvania savings institutions. The recent acquisition activity involving Pennsylvania thrifts may imply a certain degree of acquisition speculation for the Holding Company's stock. To the extent that acquisition speculation may impact the Holding Company's offering, we have largely taken this into account in selecting companies which operate markets that have experienced a comparable level of acquisition activity as the Holding Company's market and, thus, are subject to the same type of acquisition speculation that may influence PHSB Financial's trading price.

         D.       Trading in PHSB Financial's Stock
                  ---------------------------------

                  Since PHSB Financial's minority stock currently trades under the symbol "PHSB" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. PHSB Financial had a total of 2,529,600 shares issued and outstanding at June 30, 2001, of which 1,011,600 were held by public shareholders and were traded as public securities. As of August 24, 2001, the Holding Company's closing stock price was $18.00 per share, for an aggregate implied market capitalization of $45.5 million. There are significant differences between the Holding Company's minority stock (currently being traded) and the conversion stock that will be issued by the Holding Company. Such differences include

RP Financial, LC.
Page 4.20


different liquidity characteristics (the new conversion stock will be more liquid owing to greater public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Holding Company's minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management
         ----------

         PHSB Financial's management team appears to have experience and expertise in all of the key areas of the Holding Company's operations. Exhibit IV-6 provides summary resumes of PHSB Financial's Board of Directors and senior management. The financial characteristics of the Holding Company suggest that it is effectively managed and there appears to be a well-defined organizational structure. The Holding Company currently does not have any executive management positions that are vacant.

         Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP Financial, LC.
Page 4.21


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a fully-converted federally-insured institution, Peoples Home and the Holding Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Holding Company's pro forma market value should be discounted relative to the Peer Group as follows:

Key Valuation Parameters:                                 Valuation Adjustment
------------------------                                  --------------------

Financial Condition                                       No Adjustment
Profitability, Growth and Viability of Earnings           Moderate Downward
Asset Growth                                              Slight Downward
Primary Market Area                                       Moderate Downward
Dividends                                                 No Adjustment
Liquidity of the Shares                                   No Adjustment
Marketing of the Issue                                    Slight Downward
Management                                                No Adjustment
Effect of Government Regulations and Regulatory Reform    No Adjustment


Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing PHSB Financial's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in PHSB
Financial's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions. In addition, we

RP Financial, LC.
Page 4.22


have considered the FDIC policy with regard to adjusting the minority ownership interest in a second step conversion. Pursuant to FDIC policy, the minority ownership interest is required to be adjusted pursuant to a two-step process to reflect the cumulative dividends waived by the MHC and the net assets held by the MHC solely for the benefit of the MHC's members. The MHC has never waived any dividends, but has $1.55 million of net assets held at the MHC level. The effect of applying the FDIC policy has been to decrease the minority ownership percentage from a current level of 39.99 percent to an adjusted 38.46 percent (see Exhibit IV-8). As a result of this adjustment, the MHC's ownership interest will be increased to 61.54 percent. The other remaining assumptions are summarized in Exhibits IV-9 and IV-10). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, and the recent conversions including second-step conversion offerings.

         RP Financial's valuation placed an emphasis on the following:

          o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Holding Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.

          o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.

          o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          o Trading of PHSB stock. Converting institutions generally do not have stock outstanding. PHS Bancorp, Inc., however, has public shares outstanding due to the mutual holding company form of ownership. Since PHSB stock is currently traded in the markets, it is an indicator of investor interest in the Holding Company's conversion stock and therefore received some weight in

RP Financial, LC.
Page 4.23


               our valuation. Based on the August 24, 2001 stock price of $18.00 per share and the 2,529,600 shares of Holding Company stock issued and outstanding, the implied value of $45.5 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of PHSB was somewhat discounted herein but will become more important towards the closing of the offering.


         The Holding Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of August 24, 2001, the aggregate pro forma market value of PHSB Financial's conversion stock was $40,624,000 at the midpoint, equal to 4,062,400 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of the MHC's 61.54 percent ownership interest, as adjusted, which provides for a $25.0 million offering at the midpoint value.

         1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. For PHSB Financial, the most recent twelve month period did not contain material amounts of non-recurring income or expense items, and therefore, core earnings were assumed to equal reported earnings. The Holding Company's reported earnings equaled $2.147 million for the twelve months ended June 30, 2001 (Note: see Exhibit IV-11 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP Financial, LC.
Page 4.24


         Based on the Holding Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Holding Company's pro forma reported and core P/E multiples at the $40.6 million midpoint value equaled 16.67 times, which provided for premiums of 24.5 percent and 10.8 percent relative to the Peer Group's average reported and core earnings multiples of 13.39 times and 15.04 times, respectively (see Table 4.3). The implied premiums reflected in the Holding Company's pro forma core P/E multiple takes into consideration the discount implied for the Holding Company's pro forma P/B ratio.

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Holding Company's pro forma market value by applying a valuation P/B ratio to PHSB Financial's pro forma book value. The Holding
Company's pre-conversion book value was adjusted to include $1.5 million of equity held at the MHC level which will be consolidated with the Holding Company's capital as a result of the conversion. Based on the $40.6 million midpoint valuation, PHSB Financial's pro forma P/B and P/TB ratios equaled 78.2 percent. In comparison to the average P/B and P/TB ratios for the Peer Group of
104.87 percent and 106.08 percent, the Holding Company's ratios reflected a discount of 25.4 percent on a P/B basis and a discount of 26.3 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier and the Holding Company's resulting premium core P/E multiple.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Holding Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, PHSB Financial's value equaled 13.3 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.9 percent, which implies a 2.8 percent premium being applied to the Holding Company's pro forma P/A ratio.

RP Financial, LC.
Page 4.25


TABLE 4.3 - Public Market Pricing; PHSB Financial Corporation and the
            Comparables; as of August 24, 2001
            NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.
Page 4.26


TABLE 4.3 (cont'd) - NOT FILED - In Accordance with Rule 202 of Regualtion S.T.

RP Financial, LC.
Page 4.27


Comparison to Recent Conversions and Second-Step Offerings
----------------------------------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second-step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversions on average closed at a price/tangible book ratio of 55.9 percent (see Table 4.2). On average, the prices of the recent standard conversions appreciated by 5.8 percent during the first week of trading.

         The four most recently completed second-step conversion offerings on average closed at a price/tangible book ratio of 81.9 percent. On average, the prices of the four recent second-step conversion offerings increased by 12.2 percent during the first week of trading. In comparison, the Holding Company's P/TB ratio at the appraised midpoint value reflects a discount of 4.5 percent relative to the average closing P/TB ratio of the recent second-step conversion offerings.


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of August 24, 2001, the estimated aggregate pro forma market value of the Holding Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $40,624,000 at the midpoint. Based on this valuation and the approximate 61.54 ownership interest being sold in the public offering, the midpoint value of the Holding Company's stock offering was $25,000,000, equal to 2,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $21,250,000 and a maximum value of $28,750,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 2,125,000 at the minimum and 2,875,000 at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $33,062,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares issued in the second step offering of 3,306,250.

RP Financial, LC.
Page 4.28


The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-9 and Exhibit IV-10.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Holding Company's common stock for newly issued shares of PHSB Financial stock as a fully converted company. The Board of Directors of PHS Bancorp, M.H.C. has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in PHSB Financial, as adjusted, equal to 38.46 percent as of August 24, 2001. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of PHS Bancorp, Inc. will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 4.3, the exchange ratio for the minority shareholders would be 1.3128 shares, 1.5445 shares, 1.7762 shares and 2.0426 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Holding Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.

RP Financial, LC.


                                LIST OF EXHIBITS*

Exhibit

Number                     Description
------                     -----------

  I-1                      Map of Office Locations

  I-2                      Audited Financial Statements

  I-3                      Key Operating Ratios

  I-4                      Investment Securities Portfolio

  I-5                      Yields and Costs

  I-6                      Loan Loss Allowance Activity

  I-7                      Loan Portfolio Composition

  I-8                      Non-Performing Assets

  I-9                      Jumbo Deposits Details

  I-10                     Borrowings Details


  II-1                     Detail of Office Locations

  II-2                     Historical Interest Rates

  II-3                     Demographic/Economic Reports

  II-4                     Sources of Personal Income/Employment Sectors


 III-1                     General Characteristics of Publicly-Traded
                             Institutions

 III-2                     Selected Pennsylvania Savings Institutions

 III-3                     Selected Nationwide Savings Institutions

 III-4                     Summary Peer Group Economic and Demographic Data



*    NOT FILED - In Accordance with Rule 202 of Regulation S-T.

RP Financial, LC.


                          LIST OF EXHIBITS(continued)*

 IV-1                      Stock Prices:  August 24, 2001

 IV-2                      Historical Stock Price Indices

 IV-3                      Historical Thrift Stock Indices

 IV-4                      Second Step Conversion History

 IV-5                      Pennsylvania Thrift Merger and Acquisition Activity

 IV-6                      Directors and Management Summary Resumes

 IV-7                      Pro Forma Regulatory Capital Ratios

 IV-8                      Adjustment to Minority Ownership Percentage

 IV-9                      Pro Forma Analysis Sheet

 IV-10                     Pro Forma Effect of Conversion Proceeds

 IV-11                     Peer Group Core Earnings Analysis


  V-1                      Firm Qualifications Statement


*    NOT FILED - In Accordance with Rule 202 of Regulation S-T.